As filed with the Securities and Exchange Commission on October 10, 2001
                                                      Registration No. _________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           -----------------------------
                             SYNOVUS FINANCIAL CORP.
                       (Exact name of registrant as specified in its charter)
                           -------------------------------
             GEORGIA                    6022                        58-1134883
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification
                                                                       Number)
                          SUITE 301, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-4751
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    ----------------------------------------
                     KATHLEEN MOATES, SENIOR VICE PRESIDENT
                        AND SENIOR DEPUTY GENERAL COUNSEL
                             SYNOVUS FINANCIAL CORP.
                          SUITE 202, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-4818
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            -------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                                           Proposed
         Title Of Each Class                                Maximum           Proposed Maximum     Amount Of
         Of Securities To                Amount To Be     Offering Price         Aggregate         Registration
         Be Registered                    Registered      Per Share            Offering Price      Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share   3,579,157(1)        (2)                   (2)            $6,817(3)

Common Stock Rights(4)                    3,579,157(4)        (4)                   (4)               (4)

(1) This amount is based upon the maximum number of shares of Synovus common stock anticipated to be issued upon the merger of FABP Bancshares, Inc. with and into Synovus Financial Corp.

(2) Not applicable.

(3) Determined pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based upon the book value of common stock of FABP Bancshares, Inc. at September 30, 2001, there being 1,567,510 shares of such stock issued and outstanding on that date, having an aggregate book value on that date of $27,266,828.

(4) The Common Stock Rights are attached to and trade with the common stock of Synovus Financial Corp. The value, if any, attributable to the Common Stock Rights is reflected in the market price of the common stock of Synovus Financial Corp.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              FABP BANCSHARES, INC.
                              33 West Garden Street
                          Pensacola, Florida 32522-7129


                         SPECIAL MEETING OF SHAREHOLDERS

     You are cordially invited to attend a special meeting of shareholders of FABP Bancshares to be held at the main office of First American Bank of Pensacola, N.A. located at 33 West Garden Street, Pensacola, Florida 32522, on _________, _____________, 2001, at 6:00 p.m. local time.

     At the special meeting you will be asked to vote upon a proposal to approve the acquisition of FABP Bancshares by Synovus Financial Corp. by means of the merger of FABP Bancshares with and into Synovus.

     In the merger, each share of FABP Bancshares common stock will be converted into between 1.9428 and 2.2582 shares of Synovus common stock, with the exact exchange ratio to be determined based on the price of Synovus common stock over a 20-day measurement period ending five business days prior to the special meeting. Because the price of Synovus common stock fluctuates, the value of the securities you will receive will fluctuate on a day-to-day basis. Shareholders of FABP Bancshares generally will not recognize a gain or a loss for tax purposes in connection with the conversion of their shares of FABP Bancshares common stock into Synovus common stock.

     Synovus common stock is traded on the New York Stock Exchange and Synovus has registered 3,579,157 shares of its common stock for issuance in connection with the merger.

     FABP Bancshares has received from its financial advisor, The
Robinson-Humphrey Company, LLC, an opinion that the terms of the transaction are fair from a financial point of view to the shareholders of FABP Bancshares.

     The merger cannot be completed unless holders of a majority of the outstanding shares of FABP Bancshares common stock approve it. The board of directors urges you to consider the enclosed material carefully and recommends that you vote "FOR" approval of the merger.

     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the merger.

     On behalf of the Board of Directors of FABP Bancshares, we urge you to vote "FOR" the merger.

                                            Thomas B. Carter
                                            Chairman of the Board and President
                                            FABP Bancshares, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     The date of this proxy statement/prospectus is __________, 2001, and it is first being mailed to the shareholders of FABP Bancshares on or about ___________, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Synovus from documents that are not included in or delivered with this document. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Synovus at the following address:

                             Synovus Financial Corp.
                           901 Front Avenue, Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706) 649-2267


     If you would like to request documents, please do so by ___________, 2001 in order to receive them before the special meeting.

     Please see "Where You Can Find More Information" on page 45 for further information.

                              FABP BANCSHARES, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      To be held on ________________, 2001

To Our Shareholders:

     Notice is hereby given that a special meeting of the shareholders of FABP Bancshares, Inc. will be held at the main office of First American Bank of Pensacola, N.A. located at 33 West Garden Street, Pensacola, Florida 32522, on _________________, 2001, at 6:00 p.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of June 28, 2001, between Synovus Financial Corp. and FABP Bancshares, Inc. Under the terms of this merger agreement, FABP Bancshares, Inc. will be merged with and into Synovus, and FABP Bancshares shareholders will receive shares of Synovus common stock, as more fully described in the accompanying proxy statement/prospectus dated ___________, 2001.

2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Only shareholders of record on ___________, 2001 are entitled to receive notice of the special meeting and to vote at the special meeting.

     The merger is described in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix "A" to the accompanying proxy statement/prospectus.

     Shareholders of FABP Bancshares have the right to dissent from the merger and receive payment in cash of the fair value for their shares of FABP Bancshares common stock upon compliance with the dissenters' rights provisions of the Florida Business Corporation Act, a copy of which is attached as Appendix "B" to the accompanying proxy statement/prospectus.

                                           By Order of the Board of Directors



                                           Thomas B. Carter
                                           Chairman of the Board and President

Pensacola, Florida
__________, 2001

     Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.

     The Board of Directors of FABP Bancshares Unanimously Recommends that You Vote in Favor of the Merger.

              Do Not Send Stock Certificates With Your Proxy Card.

                                TABLE OF CONTENTS
                               --------------------


Caption                                                                                   Page
-------                                                                                  -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................................1
WHO CAN HELP ANSWER YOUR QUESTIONS...........................................................2
  The Companies..............................................................................3
  The Merger.................................................................................3
  FABP Bancshares' Reasons for the Merger....................................................3
  Opinion of Financial Advisor...............................................................4
  FABP Bancshares Special Shareholders' Meeting..............................................4
  Conditions to the Merger...................................................................4
  Accounting Treatment ......................................................................5
  Tax Opinion................................................................................5
  Effective Date of Merger...................................................................5
  Dissenters' Rights.........................................................................5
  Interests of Certain Persons in the Merger.................................................5
  Termination of the Merger Agreement........................................................5
  No Solicitation............................................................................6
  Effect of Merger on Rights of FABP Bancshares Shareholders.................................6
  Market Price Information...................................................................6
SELECTED FINANCIAL DATA OF SYNOVUS FINANCIAL CORP............................................6
THE SPECIAL MEETING..........................................................................8
  Date, Time and Place.......................................................................8
  Matters to Be Considered at the Special Meeting............................................8
  Record Date; Stock Entitled to Vote; Quorum................................................8
  Vote Required..............................................................................8
  Stock Ownership of FABP Bancshares Directors and Executive Oficers.........................8
  Voting of Proxies..........................................................................8
  Revoking Proxies...........................................................................9
  Proxy Solicitation.........................................................................9
  Recommendation of the FABP Bancshares Board................................................9
THE MERGER..................................................................................10
  Terms of the Merger.......................................................................10
  Background of the Merger..................................................................11
  Recommendation of FABP Bancshares Board and Reasons for the Merger........................13
  Opinion of FABP Bancshares Financial Advisor..............................................13
  Conditions to the Merger..................................................................19
  No Solicitation...........................................................................21
  Conduct of Business of FABP Bancshares Pending the Merger.................................21
  Regulatory Approvals......................................................................22
  Waiver and Amendment......................................................................22
  Termination and Termination Fee...........................................................22
  Interests of FABP Bancshares' Directors and Officers in the Merger........................23
  Employee Benefits.........................................................................23
  Tax Opinion...............................................................................23
  Accounting Treatment......................................................................24
  Expenses..................................................................................25
  New York Stock Exchange Listing...........................................................25
  Resales of Synovus Common Stock...........................................................25
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
FABP BANCSHARES SHAREHOLDERS................................................................26

                                       i

  Synovus Common Stock......................................................................27
  FABP Bancshares Capital Stock.............................................................31
DISSENTERS' RIGHTS..........................................................................33
COMPARATIVE STOCK PRICES AND DIVIDENDS......................................................34
DESCRIPTION OF SYNOVUS......................................................................35
  Business..................................................................................35
  Management and Additional Information.....................................................35
  Recent Developments.......................................................................36
DESCRIPTION OF FABP BANCSHARES..............................................................36
  Business..................................................................................36
  Market Area...............................................................................37
  Lending Activities........................................................................37
  Competition...............................................................................37
  Employees.................................................................................38
  Description of Property...................................................................38
  Legal Proceedings.........................................................................39
  Certain Relationships and Related Transactions............................................39
  Principal Shareholders....................................................................39
REGULATORY MATTERS..........................................................................40
  General...................................................................................40
  Dividends.................................................................................40
  Capital Requirements......................................................................41
  Commitments to Subsidiary Banks...........................................................42
  Prompt Corrective Action..................................................................42
  Safety and Soundness Standards............................................................43
  Depositor Preference Statute..............................................................44
  Gramm-Leach-Bliley Act....................................................................44
LEGAL MATTERS...............................................................................44
EXPERTS.....................................................................................44
OTHER MATTERS...............................................................................45
SHAREHOLDER PROPOSALS.......................................................................45
WHERE YOU CAN FIND MORE INFORMATION.........................................................45
FORWARD-LOOKING STATEMENTS..................................................................46
PRO FORMA FINANCIAL INFORMATION.............................................................47




APPENDIX A     Agreement and Plan of Merger................................................A-1
APPENDIX B     Dissenters' Rights Provisions of the Florida Business Corporation Act.......B-1
APPENDIX C     Fairness Opinion of The Robinson-Humphrey Company, LLC......................C-1
APPENDIX D     Tax Opinion of KPMG LLP.....................................................D-1


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:      Why is the merger being proposed?

A: FABP Bancshares' board of directors believes the merger is in the best interests of FABP Bancshares and will provide significant benefits to its shareholders. Synovus' board of directors believes that the acquisition of FABP Bancshares will offer Synovus the opportunity to further expand its banking operations in the state of Florida. To review the background and reasons for the merger in greater detail, see pages 11 through 13.

Q:      What will I receive in the merger?

A: FABP Bancshares shareholders will receive between 1.9428 and 2.2582 shares of Synovus common stock for each share of FABP Bancshares common stock they hold, with the exact exchange ratio to be determined based on the price of Synovus common stock over a 20-day measurement period ending five business days prior to the special meeting. Because the market price of Synovus common stock fluctuates, the value of securities you will receive will fluctuate on a day-to-day basis.

        Synovus will not issue fractional shares in the merger. Instead, FABP Bancshares shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive, based upon the closing price of Synovus common stock on the fifth business day prior to the effective date of the merger.

Q:      What happens as the market price of Synovus common stock fluctuates?

A: The exchange ratio floats. Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the merger.

Q:      When is the merger expected to be completed?

A:      We expect to complete the merger in the fourth quarter of 2001.

Q: What am I being asked to vote upon and what is the required shareholder vote?

A: You are being asked to approve the merger of FABP Bancshares into Synovus. Approval of the proposal requires the affirmative vote of holders of a majority of the shares of outstanding common stock of FABP Bancshares. FABP Bancshares' board of directors encourages you to vote at the special meeting. The FABP Bancshares board of directors has unanimously approved and adopted the merger agreement and recommends that FABP Bancshares shareholders vote FOR the approval of the merger.

Q:      What should I do now?

A: You should read this document carefully and determine whether you desire to receive the Synovus common stock or to exercise your dissenters' rights under Florida law.

Q:      Should I send in my stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your FABP Bancshares common stock certificates for Synovus common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                              FABP Bancshares, Inc.
                              33 West Garden Street
                          Pensacola, Florida 32522-7129
                  Attention: H. Cary McCoy, Corporate Secretary
                            Telephone: (850) 435-9300

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement.

The Companies (pages 35 and 36)

Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
(706) 649-4751

     Synovus Financial Corp., a Georgia corporation, is a financial services company whose stock is traded on the New York Stock Exchange under the symbol "SNV." Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956 and became a financial holding company in April 2000. As of June 30, 2001, Synovus had total assets of approximately $15.7 billion, total deposits of $11.6 billion, shareholders' equity of $1.6 billion and net loans of $11.6 billion. Synovus and its 39 commercial banking affiliates presently provide banking services at approximately 230 offices located in Georgia, Alabama, Florida and South Carolina. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 80.8% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, commercial and retail cards whose stock is traded on the New York Stock Exchange.

FABP Bancshares, Inc.
33 West Garden Street
Pensacola, Florida 32522-7129
(850) 435-9300

     FABP Bancshares is a Florida corporation and a bank holding company. Through its subsidiary bank, First American Bank of Pensacola, N.A., a national banking association, FABP Bancshares provides commercial banking services through a network of six offices in Pensacola, Florida. On June 30, 2001, FABP Bancshares had total assets of $311 million and total deposits of $249 million. All references to FABP Bancshares refer to FABP Bancshares, Inc. and its subsidiary bank, unless the context otherwise requires.

The Merger (page 10)

     If the merger is approved by FABP Bancshares' shareholders, FABP Bancshares will be merged with and into Synovus. In addition, First American Bank of Pensacola, N.A. will be merged with and into Bank of Pensacola, a subsidiary of Synovus. The merger requires the approval of the holders of a majority of the FABP Bancshares common stock outstanding on the record date.

     We have attached the merger agreement as Appendix "A" to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

FABP Bancshares' Reasons for the Merger (page 13)

     In reaching its decision to approve and recommend approval of the merger agreement, the FABP Bancshares board of directors considered a number of factors, including the following:

     * the value of the consideration to be received by FABP Bancshares shareholders relative to the book value and earnings per share of FABP Bancshares common stock;

     * information concerning the financial condition, results of operations and business prospects of Synovus;

     * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus and the potential future impact of a change in the rules relating to pooling of interests accounting;

     * the alternatives to the merger, including remaining an independent institution;

     * the competitive and regulatory environment for financial institutions generally;

     * the fact that the merger will enable FABP Bancshares shareholders to exchange their shares of FABP Bancshares common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     * the opinion of The Robinson-Humphrey Company, LLC that the exchange ratio in the merger is fair, from a financial point of view, to the shareholders of FABP Bancshares.

Opinion of Financial Advisor (page 13)

     FABP Bancshares asked its financial advisor, The Robinson-Humphrey Company, LLC, for advice on the fairness, from a financial point of view, of the exchange ratio in the merger to FABP Bancshares' shareholders. Robinson-Humphrey has delivered its written opinion to the FABP Bancshares board that as of June 28, 2001, the date the FABP Bancshares board approved the merger agreement, the exchange ratio was fair, from a financial point of view, to the shareholders of FABP Bancshares. The opinion is attached Appendix "C" to this proxy statement/prospectus. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Robinson-Humphrey. Robinson-Humphrey's opinion is addressed to the FABP Bancshares board and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger.


FABP Bancshares Special Shareholders' Meeting (page 8)

        The special meeting will be held at the main office of First American Bank of Pensacola located at 33 West Garden Street, Pensacola, Florida 32522 on _____________, 2001, at 6:00 p.m. local time.

Conditions to the Merger (page 19)

     Consummation of the merger is subject to various conditions, including:

     *    receipt of FABP Bancshares shareholder approval;

     *    receipt of the necessary regulatory approvals;

     *    receipt of an opinion from KPMG regarding tax aspects of the merger;

     * receipt of a letter from KPMG stating that the merger qualifies for pooling of interests accounting treatment; and

     *    satisfaction of other customary closing conditions.

     The regulatory approvals necessary to consummate the merger and the other transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance, the Florida Department of Banking and Finance and the FDIC. The merger has been approved by the Federal Reserve Board, the FDIC and the Georgia Department of Banking and Finance but has not yet been approved by the Florida Department of Banking and Finance.

Accounting Treatment  (page 24)

        We expect the merger to qualify as a "pooling of interests," which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes. Synovus has the right not to complete the merger if KPMG, Synovus' independent public accountants, fails to provide Synovus with a letter stating that the merger will qualify as a pooling of interests.

Tax Opinion (page 23)

     The merger is structured so that FABP Bancshares shareholders generally will not recognize gain or loss for federal income tax purposes for the whole shares of Synovus common stock they receive in the merger. KPMG has issued an opinion to this effect, which is attached to this document as Appendix "D." FABP Bancshares shareholders will be taxed on cash received instead of any fractional share of Synovus common stock. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

Effective Date of Merger (page 10)

     The merger will become effective when all of the conditions to the merger have been satisfied and Articles of Merger are filed with the Florida Secretary of State and the Georgia Secretary of State. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the fourth quarter of 2001. There can be no assurances, however, as to whether or when the merger will occur.

Dissenters' Rights (page 33)

     Holders of FABP Bancshares common stock are entitled to dissent from the merger under Florida law and, if the merger is consummated, to receive payment in cash for the fair value of their shares, upon compliance with the dissenters' rights provisions of the Florida Business Corporation Act. To preserve these rights, a shareholder must not vote in favor of the merger and must deliver to FABP Bancshares a written notice of intent to demand payment for such shareholder's shares before the vote on the merger at the special meeting of FABP Bancshares shareholders. The delivery of a proxy or vote against the merger is not considered such a notice. Failure to follow required procedures may result in the loss of statutory dissenters' rights.

Interests of Certain Persons in the Merger (page 23)

     Certain executive officers of FABP Bancshares have interests in the merger that are different from your interests. Thomas B. Carter, Chairman and President of FABP Bancshares, and H. Cary McCoy, Executive Vice President of FABP Bancshares, will enter into employment agreements with Synovus providing for their employment with Synovus as President and as an Executive Vice President, respectively, of Bank of Pensacola for three years following the merger. The Board of Directors of FABP Bancshares was aware of these interests and took them into account in approving the merger agreement.

Termination of the Merger Agreement (page 22)

     Either FABP Bancshares or Synovus may terminate the merger agreement under the following circumstances, among others:

     *    the mutual consent of Synovus and FABP Bancshares;

     * the merger is not completed before December 31, 2001, unless the failure to consummate by this time is due to a breach of the merger agreement by the party seeking to terminate; or

     * failure of any of the conditions set forth in the merger agreement unless the failure is due to a breach of the merger agreement by the party seeking to terminate.

        Also, FABP Bancshares may terminate the merger agreement if the average closing price of Synovus common stock during the 20 consecutive day trading period ending on the fifth business day before the special meeting is less than $25.00.

No Solicitation (page 21)

        FABP Bancshares has agreed that until the completion of the merger, FABP Bancshares will not directly or indirectly take any specified actions with respect to any acquisition proposal. However, notwithstanding these restrictions, FABP Bancshares may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals.

Effect of Merger on Rights of FABP Bancshares Shareholders (page 26)

        FABP Bancshares is a Florida corporation and, therefore, the rights of shareholders of FABP Bancshares currently are determined by reference to the Florida Business Corporation Act and FABP Bancshares' Articles of Incorporation and bylaws. At the effective time of the merger, shareholders of FABP Bancshares will become shareholders of Synovus, which is a Georgia corporation. As a result, their rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus' Articles of Incorporation and bylaws and FABP Bancshares' Articles of Incorporation and bylaws.

Market Price Information (page 34)

        Synovus common stock is listed on the NYSE under the symbol "SNV." On September 30, 2001, there were 271 holders of record of FABP Bancshares common stock. No established trading market for FABP Bancshares common stock exists. Transactions in FABP Bancshares common stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading system. For these reasons, FABP Bancshares lacks reliable data regarding recent trading activity in FABP Bancshares common stock. To the knowledge of management of FABP Bancshares, the last transaction in FABP Bancshares common stock occurred on June 8, 2001 at a price of $35.00 per share.

The following table presents, for June 28, 2001 and ___________, 2001:

     * the last reported sale price of one share of Synovus common stock, as reported on the NYSE Composite Transaction Tape;

     * the most recent sales price of FABP Bancshares common stock to the knowledge of management of FABP Bancshares; and

     * the equivalent per share price of FABP Bancshares common stock, giving effect to the merger.

     June 28, 2001 was the last full trading day before the public announcement of the proposed merger, and _____________, 2001, was the last day for which such information could be calculated before the date of this document. The equivalent price per share data for FABP Bancshares common stock has been determined by multiplying the last reported sale price of one share of Synovus common stock on each of these dates by the exchange ratio assuming that the average closing price equals the closing price on the date indicated.

                                                                        Equivalent Price Per
                             Synovus               FABP Bancshares(1)   Share of FABP Bancshares
  Date                       Common Stock             Common Stock           Common Stock
  -----                      ------------             ------------           ------------
  June 28, 2001             $31.77                 $35.00                         $62.89
  _______, 2001             $_____                  $ ___                         $-----

(1) Represents the most recent transaction in the common stock of FABP Bancshares, to the knowledge of FABP Bancshares, which occurred on June 8, 2001.

               SELECTED FINANCIAL DATA OF SYNOVUS FINANCIAL CORP.

        The following table shows summary historical financial data for Synovus. The information in the following table was derived from historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. When you read the summary financial information provided in the following table, you should also read the historical financial information contained in the annual and quarterly reports Synovus has filed with the SEC. See "Where You Can Find More Information" on page 45.

                                                                                             Six Months
                                                Year Ended December 31,                      Ended June 30,
                                --------------------------------------------------------  ----------------------
                                1996(1)      1997       1998        1999        2000       2000         2001
                                ---------   --------  -----------  --------  -----------  ---------  -----------
                                                  (in thousands, except per share data)
Income Statement Data:
   Total revenues (2)..........$    821,793  $ 927,398  $1,035,979  $1,251,857   $1,395,064   $684,756   $756,173
   Net interest income..........    386,350    425,920     455,065     513,294      562,332    278,549    300,301
   Provision for losses on
   loans........................     32,411     32,485      26,882      34,007       44,341     23,623     24,157
   Non-interest income..........    435,443    501,412     582,213     739,765      833,513    406,179    456,718
   Non-interest expense.........    563,496    627,834     706,371     869,737      923,274    459,314    491,179
   Net income...................    144,174    170,829     196,465     225,307      262,557    123,144    147,500

Per Share Data:
   Net income - basic...........       0.54       0.63        0.72        0.80         0.93       0.44       0.51
   Net income - diluted.........       0.53       0.63        0.71        0.80         0.92       0.43       0.50
   Cash dividends declared......       0.19       0.24        0.29        0.36         0.44       0.22       0.26
   Book value...................       3.02       3.50        3.99        4.35         4.98       4.56       5.34

Balance Sheet Data:
   Investment securities........  1,685,672  1,702,681   1,877,473   1,993,957    2,077,928  2,029,580  2,065,125
   Loans, net of unearned
     income.....................  6,188,882  6,752,154   7,603,605   9,068,239   10,751,887 10,071,234 11,604,690
   Deposits.....................  7,395,732  7,928,211   8,797,412   9,440,087   11,161,710 10,132,131 11,561,515
   Long-term debt...............    100,415    131,492     131,802     318,620      840,859    571,205    910,940
   Shareholders' equity.........    812,296    937,222   1,111,917   1,226,669    1,417,171  1,294,165  1,550,559
   Average total shareholders'
     equity.....................    757,302    865,232   1,013,334   1,165,426    1,303,634  1,265,014  1,485,615
   Average total assets.........  8,355,951  9,067,237   9,827,925  11,438,696   13,466,385 12,946,650 14,994,243

Performance Ratios and Other
  Data:
   Return on average assets.....      1.73%      1.88%      2.00%       1.97%        1.95%      1.91%      1.98%
   Return on average equity.....      19.04      19.74      19.39       19.33        20.14      19.58      20.02
   Net interest margin..........       5.19       5.28       5.23        5.07         4.70       4.86       4.58
   Efficiency ratio (3).........      58.36      56.45      58.01       58.15        55.35      57.65      54.46
   Dividend payout ratio (4)....      36.62      38.10      41.52       43.78        47.76      51.00      50.20
   Average shareholders' equity
     to average assets..........       9.06       9.54      10.31       10.19         9.68       9.77       9.91
   Average shares outstanding -
   basic........................    268,271    269,285    272,416     280,016      283,552    282,810    289,018
   Average shares outstanding -
     diluted....................    272,594    273,152    277,223     283,355      286,882    285,776    294,741

-----------------
     (1) The selected financial data for 1996 reflects the impact of a special assessment by the Federal Deposit Insurance Corporation. Without the special assessment, net income would have been $146,970,000 and diluted net income per share would have been $.57.
     (2) Consists of net interest income and non-interest income, excluding securities gains (losses).
     (3)  For the banking operations segment.
     (4) Determined by dividing dividends declared (excluding pooled subsidiaries) by consolidated net income.

                               THE SPECIAL MEETING

     We are furnishing this document to shareholders of FABP Bancshares in connection with the solicitation of proxies by the board of directors of FABP Bancshares for use at the special meeting of its shareholders.

Date, Time and Place

     The special meeting will be held at the main office of First American Bank of Pensacola located at 33 West Garden Street, Pensacola, Florida 32522 on _____________ 2001, at 6:00 p.m. local time.

Matters to Be Considered at the Special Meeting

     At the special meeting, the shareholders of FABP Bancshares will be asked to consider and vote upon the approval of the merger, and such other matters as may properly be brought before the special meeting.

     The FABP Bancshares board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote "FOR" approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

     Only holders of record of FABP Bancshares common stock at the close of business on ________________, 2001, the record date for FABP Bancshares special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of FABP Bancshares common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

     On the record date, 1,567,510 shares of FABP Bancshares common stock were issued and outstanding and were held by 271 holders of record.

     A majority of all the issued and outstanding shares of FABP Bancshares common stock, present in person or by proxy, will constitute a quorum for the special meeting.

Vote Required

     The approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of FABP Bancshares common stock.

     The merger does not require the approval of Synovus' shareholders. Synovus' board of directors approved the merger on June 28, 2001.

Stock Ownership of FABP Bancshares Directors and Executive Oficers

     At the close of business on the record date, the directors and executive officers of FABP Bancshares beneficially owned and were entitled to vote approximately 969,827 shares of FABP Bancshares common stock. This ownership represents approximately 61.6% of the shares of FABP Bancshares common stock outstanding on that date.

Voting of Proxies

     Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger.

     FABP Bancshares intends to count shares of FABP Bancshares common stock present in person at the special meeting but not voting, and shares of FABP Bancshares common stock for which proxies are received but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

     For voting purposes at the special meeting, only shares voted in favor of approval of the merger will be counted as favorable votes for such approval and adoption. A shareholder's failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the merger will have the same effect as if the shareholder voted against approval of the merger.

     Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the merger ("broker non-votes") will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions and broker non-votes will, however, be treated as shares present for purposes of determining whether a quorum is present.

     The proposal to adopt the merger agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of FABP Bancshares common stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the FABP Bancshares board urges FABP Bancshares shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

     We do not expect that any matters other than the proposal to approve the merger will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

     The persons named as proxies by a FABP Bancshares shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger. However, the persons named as proxies will not vote any shares which are voted against the approval of the merger in favor of such an adjournment.

Revoking Proxies

     FABP Bancshares shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:

     * sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of FABP Bancshares;

     *    submitting a later-dated signed proxy; or

     * attending the special meeting and voting or abstaining from voting in person.

     Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of FABP Bancshares, at FABP Bancshares' main office, before the voting begins at the special meeting.

Proxy Solicitation

        FABP Bancshares will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of FABP Bancshares may solicit proxies from shareholders of FABP Bancshares by telephone or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Recommendation of the FABP Bancshares Board

        The FABP Bancshares board has unanimously adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of FABP Bancshares and its shareholders. The FABP

Bancshares board unanimously recommends that FABP Bancshares shareholders vote "FOR" approval of the merger.

                                   THE MERGER

        The following is a description of the material information pertaining to the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix "A" to this document and is incorporated by reference. All shareholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.

        The boards of directors of Synovus and FABP Bancshares have approved, and the proper officers of Synovus and FABP Bancshares have executed and delivered, the merger agreement.

Terms of the Merger

        On the effective date of the merger, which will be specified in the Articles of Merger to be filed with the Florida Secretary of State and the Georgia Secretary of State, each issued and outstanding share of FABP Bancshares common stock will be converted into the right to receive between 1.9428 and
2.2582 shares of Synovus common stock. The exact exchange ratio will be determined based on the average closing price of Synovus common stock during the 20-day period ending five business days before the special meeting.

        The following table provides examples of the operation of the exchange ratio. The first column shows various possible average closing prices of Synovus common stock. The second column shows the exchange ratio which would be applicable based on the corresponding price of Synovus stock. The exchange ratio is the number of shares of Synovus common stock which will be issued in exchange for each share of FABP Bancshares common stock. The third column shows the dollar value of the Synovus common stock, valued at the average closing price of Synovus common stock during the measurement period, which FABP Bancshares shareholders will be entitled to receive in exchange for each share of FABP Bancshares common stock owned.

 Average Closing Price
of Synovus Common Stock
   During Measurement
         Period                 Exchange Ratio        Equivalent Price Per FABP Share
-------------------------    ---------------------    --------------------------------
          $33.00 or above         1.9428                         64.11  or above
           32.50                  1.9574                         63.62
           32.00                  1.9724                         63.12
           31.50                  1.9879                         62.62
           31.00                  2.0200                         62.62
           30.50                  2.0531                         62.62
           30.00                  2.0873                         62.62
           29.50                  2.1227                         62.62
           29.00                  2.1593                         62.62
           28.50                  2.1972                         62.62
           28.00                  2.2168                         62.07
           27.50                  2.2372                         61.52
           27.00 or below         2.2582                         60.97  or below

     If the average closing price of Synovus common stock during the 20 consecutive day trading period ending five business days before the special meeting is less than $25.00 per share, the board of directors of FABP Bancshares may terminate the merger agreement.

     You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. You will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.

     After the effective date of the merger, outstanding certificates representing shares of FABP Bancshares common stock will represent shares of Synovus common stock. Certificates representing shares of FABP Bancshares common stock may be surrendered to Synovus by the FABP Bancshares shareholders on or after the effective date of the merger for new certificates representing shares of Synovus common stock. Until so surrendered to Synovus, the certificates which previously represented shares of FABP Bancshares common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus except for the payment of dividends, which is subject to the exchange of stock certificates.

     Until the stock certificates nominally representing shares of FABP Bancshares common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date after the effective date of the merger on the shares of Synovus common stock represented by the FABP Bancshares common stock certificates will be paid. However, Forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder. Upon the surrender to Synovus of the FABP Bancshares common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding FABP Bancshares common stock certificates.

     Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the fifth business day immediately preceding the effective date of the merger.

     The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if FABP Bancshares stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge all FABP Bancshares shareholders to surrender their FABP Bancshares stock certificates at the earliest possible date after consummation of the merger in accordance with instructions provided to you by Synovus in the letter of transmittal described in the following paragraph.

     As soon as practicable following consummation of the merger, Synovus will send each shareholder of FABP Bancshares common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of FABP Bancshares common stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, shareholders of FABP Bancshares should continue to hold their certificates representing shares of FABP Bancshares common stock. Do not send any FABP Bancshares stock certificates with your proxy card.

     After the effective date of the merger, each outstanding FABP Bancshares stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options and the number of shares subject to the converted options will be adjusted in accordance with the exchange ratio.

Background of the Merger

     From time to time since First American Bank of Pensacola, N.A. became an independent bank in January 1992, several larger financial institutions have shown varying levels of interest in acquiring it. Informal inquiries from these potential acquirors were made, but because the business plan of FABP Bancshares was to build an independent bank that could compete with the regional holding companies and provide shareholders above-average rates of return these inquiries were rejected by the FABP Bancshares board. However, in October 1999, the FABP Bancshares board voted to determine whether any genuine interest existed in acquiring the company. The primary reason for the board's decision was the highly publicized proposed elimination of the pooling of interests accounting method often used in connection with bank mergers. The board believed that it was in the company's and its shareholders' best interests to explore a sale, as the future value of the company might be impaired as a result of this proposed accounting change. Accordingly, the board engaged an investment banking firm to assist in examining the company's strategic alternatives. In early 2000, FABP Bancshares was contacted by Synovus regarding the possible acquisition of the company by Synovus. Although FABP Bancshares and Synovus engaged in preliminary negotiations, the parties did not reach an agreement on price at that time and those discussions were terminated.

     In early 2000, after receiving no other suitable offers, the board ceased efforts to explore the sale of FABP Bancshares. The board redirected its attention to the long-term success of the company as an independent institution, and approved substantial enhancements to the company's operating systems and approved significant investments in fixed assets and personnel.

     On June 4, 2001, Mr. Thomas B. Carter, President of First American, received an unsolicited telephone call from Luther Taylor, President of Bank of Pensacola, a Synovus affiliate bank. Mr. Taylor asked if the FABP Bancshares board would consider an offer to acquire the company. Mr. Carter indicated that while the board had abandoned the strategy of pursuing a sale of the company, he believed the board would consider an offer. Mr. Taylor stated that he would relay that information to Synovus' management.

     Mr. Taylor called Mr. Carter on June 6, 2001 to arrange a meeting with Mr. Richard E. Anthony, Vice Chairman of the board of directors of Synovus. This meeting took place on June 7, 2001 at Pensacola Aviation Center at Pensacola Regional Airport. Mr. Carter indicated to Mr. Anthony that while the FABP Bancshares board was no longer seeking a sale of the company, he would communicate any genuine offer made by Synovus to the FABP Bancshares board. Mr. Carter suggested to Mr. Anthony that if an offer were to be made, it should be Synovus' final and best offer, because neither he nor the FABP Bancshares board would likely be interested in protracted negotiations as they had learned from past experiences that those negotiations tend to negatively affect morale and productivity at First American. It was also noted by the parties to this meeting that the pooling-of-interests accounting method which Synovus desired to use in this transaction would be unavailable after June 30, 2001, and that expediency was therefore required to meet that deadline. The meeting ended with Mr. Anthony informing Mr. Carter that FABP Bancshares would be contacted shortly concerning an offer, as he believed the two institutions shared similar values and culture.

     On June 14, 2001, Mr. Taylor contacted Mr. Carter and reported that Synovus was prepared to present a letter of intent containing the basic financial terms of Synovus' offer. Mr. Carter went to Bank of Pensacola, Synovus' Pensacola banking subsidiary, and met with Mr. Taylor and with Mr. Robert C. Fair and Mr. Joseph R. Youd, both executive officers of Bank of Pensacola. H. Cary McCoy, an executive officer of FABP Bancshares, was also present at the meeting. At that meeting, the letter of intent was presented and reviewed. Mr. Carter stated he would call a special meeting of the FABP Bancshares board of directors to consider the offer. He also invited Synovus representatives to attend the meeting to answer any questions that might arise.

     A special board meeting of FABP Bancshares was held on June 18, 2001 at 5:00 p.m. Representatives of Synovus attended a portion of the meeting. After a lengthy discussion, the board approved the general business terms contained in the letter of intent and directed Mr. Carter to engage Smith, Gambrell & Russell, LLP, as legal counsel to assist in negotiating a definitive merger agreement. The board also authorized Mr. Carter to engage an appropriate nationally recognized investment banking firm to render a fairness opinion on the financial terms of this transaction should an acceptable definitive agreement be negotiated.

     From June 18, 2001 until June 27, 2001, the parties negotiated the terms of a definitive merger agreement. While these negotiations were occurring, Synovus completed its on-site due diligence review of FABP Bancshares.

     On June 28, 2001, the FABP Bancshares board met to consider and vote upon the entering into of the definitive merger agreement with Synovus. Representatives from Smith, Gambrell and The Robinson-Humphrey Company, LLC (now SunTrust Robinson Humphrey Equity Capital Markets) were present at the board meeting. Robinson-Humphrey had been engaged as FABP Bancshares' financial advisor to provide its opinion of the fairness of the proposed transaction to FABP's shareholders from a financial point of view. Representatives of Smith, Gambrell reviewed the terms of the Merger Agreement in detail. Representatives of Robinson-Humphrey delivered their written opinion that the exchange ratio was fair, from a financial point of view, to the shareholders of FABP Bancshares and reviewed in detail the methodology used in arriving at that opinion. Following discussion among the directors of the terms of the merger, the board unanimously voted to approve the Merger Agreement. The board authorized Mr. Carter to sign the Merger Agreement on behalf of the company and to take such actions as were deemed necessary to consummate the merger, subject to the approval of FABP Bancshares shareholders and bank regulatory agencies.

Recommendation of FABP Bancshares Board and Reasons for the Merger

     On June 28, 2001, the board of directors of FABP Bancshares unanimously approved and adopted the merger agreement. The board of directors of FABP Bancshares believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of FABP Bancshares shareholders. The board of directors of FABP Bancshares unanimously recommends that you vote to approve the merger.

     In reaching its decision to adopt and recommend approval of the merger agreement, the board of directors of FABP Bancshares considered a number of factors, including the following:

     * the value of the consideration to be received by FABP Bancshares shareholders relative to the book value and earnings per share of FABP Bancshares common stock;

     * information concerning the financial condition, results of operations and business prospects of Synovus;

     * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus and the potential future impact of a change in the rules relating to pooling of interests accounting;

     * the alternatives to the merger, including remaining an independent institution;

     * the competitive and regulatory environment for financial institutions generally;

     * the fact that the merger will enable FABP Bancshares shareholders to exchange their shares of FABP Bancshares common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     * the opinion of The Robinson-Humphrey Company that the exchange ratio is fair, from a financial point of view, to the shareholders of FABP Bancshares.

     The foregoing discussion of the information and factors considered by the FABP Bancshares board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the FABP Bancshares board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

     Each member of the Board of Directors of FABP Bancshares has indicated that he or she intends to vote his or her shares of FABP Bancshares common stock in favor of the merger.

     FABP BANCSHARES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FABP BANCSHARES SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     Management of Synovus believes that the merger will provide Synovus with expanded market share opportunities for profitable long-term growth and result in the integration of a well-suited and positioned banking organization into Synovus' existing organization.

Opinion of FABP Bancshares' Financial Advisor

     FABP Bancshares engaged The Robinson-Humphrey Company, LLC to act as its financial advisor in connection with the proposed merger. At the June 28, 2001 meeting of the FABP Bancshares board of directors, representatives of Robinson-Humphrey reviewed its financial analysis of the proposed merger with the board and delivered its written opinion to the effect that, as of that date and based upon and subject to the matters described in the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the shareholders of FABP Bancshares. No limitations were imposed by the FABP Bancshares board upon Robinson-Humphrey with respect to the investigation made or the procedures followed by Robinson-Humphrey in rendering its opinion.

     The full text of Robinson-Humphrey's written opinion dated June 28, 2001, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix "C" and is incorporated herein by reference. You are urged to read this opinion in its entirety.

     Robinson-Humphrey's opinion is addressed to the board of directors of FABP Bancshares and relates only to the fairness, from a financial point of view, of the exchange ratio to the shareholders of FABP Bancshares, and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger. The summary of Robinson-Humphrey's opinion appearing below is qualified in its entirety by reference to the full text of its opinion, which is attached as Appendix "C."

        Material and Information Considered with Respect to the Proposed Merger

        In arriving at its opinion, Robinson-Humphrey:

     *    reviewed the merger agreement and exhibits thereto;

     * reviewed and analyzed certain publicly available information concerning FABP Bancshares and Synovus which Robinson-Humphrey believed to be relevant to its inquiry;

     * reviewed and analyzed financial and operating information with respect to the business, operations and prospects of FABP Bancshares furnished to Robinson-Humphrey by FABP Bancshares;

     * reviewed and analyzed a comparison of the historical financial results and present financial condition of FABP Bancshares with those of publicly traded companies which Robinson-Humphrey deemed relevant;

     * reviewed and analyzed a comparison of the financial terms of the proposed merger with the publicly available financial terms of other recent transactions which Robinson-Humphrey deemed relevant;

     * conducted discussions with the management of FABP Bancshares concerning its business, operations, assets, liabilities, present condition and future prospects and the potential strategic benefits expected by the management of FABP Bancshares to result from a combination of the businesses of Synovus and FABP Bancshares; and

     * reviewed such other studies, analyses and investigations and took into account such other matters as Robinson-Humphrey deemed appropriate.

     In rendering its opinion, Robinson-Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by Robinson-Humphrey in arriving at its opinion. With respect to the financial forecasts provided to or discussed with Robinson-Humphrey, Robinson-Humphrey assumed, without independent verification or investigation, that such forecasts had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of FABP Bancshares as to its future financial performance. In arriving at its opinion, Robinson-Humphrey did not conduct a physical inspection of the properties and facilities of FABP Bancshares and did not make nor obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of FABP Bancshares. FABP Bancshares did not authorize Robinson-Humphrey to solicit, and Robinson-Humphrey did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of FABP Bancshares' business. Robinson-Humphrey also assumed the following:

     * that the proposed merger would be consummated in accordance with the terms of the merger agreement;

     * that the proposed merger will be accounted for as a pooling of interests under generally accepted accounting principles and will be treated as a tax-free reorganization for federal income tax purposes; and

     * that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on FABP Bancshares or Synovus, or on the expected benefits of the proposed merger.

     Robinson-Humphrey's opinion is necessarily based upon market, economic and other conditions as they may have existed and could be evaluated as of June 28, 2001. Robinson-Humphrey expressed no opinion as to the underlying valuation, future performance or long-term viability of FABP Bancshares or Synovus. Robinson-Humphrey does not have any obligation to update or revise its opinion.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by Robinson-Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or incomplete view of the process underlying its analyses set forth in the opinion.

     In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to industry and economic conditions, many of which are beyond the control of FABP Bancshares or Synovus. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which such companies may actually be sold, and such estimates are inherently subject to substantial uncertainty. No company, business or transaction used in such analyses as a comparison is identical to FABP Bancshares, Synovus, their respective businesses or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

     Robinson-Humphrey's opinion and financial analyses were only one of many factors considered by FABP Bancshares' board in its evaluation of the proposed merger and should not be viewed as determinative of the views of FABP Bancshares' board or management with respect to the proposed merger or the exchange ratio in the proposed merger. The type of consideration and the exchange ratio in the proposed merger was determined through direct negotiation between FABP Bancshares and Synovus. The decision to enter into the proposed merger was solely that of the FABP Bancshares board.

     The following is a summary of the material financial analyses presented by Robinson-Humphrey to the FABP Bancshares board in connection with its opinion.

     Analysis of Selected Publicly Traded Reference Companies

     Reference company analysis analyzes a company's operating performance relative to a reference group of publicly traded companies. Based on relative performance and outlook for a company, this analysis enables an implied unaffected market trading value to be determined. Robinson-Humphrey analyzed the financial and stock market information for the following selected publicly traded bank holding companies with less than $1 billion in assets operating in Alabama, Georgia and Florida:

    *       ABC Bancorp
    *       Auburn National Bancorporation, Inc.
    *       CCF Holding Company
    *       CNB Florida Bancshares, Inc.
    *       Colony Bankcorp, Inc.
    *       Commercial Bankshares, Inc.

    *       Community First Banking Company
    *       Eufaula BancCorp, Inc.
    *       Fidelity National Corporation
    *       First Southern Bancshares, Inc.
    *       FLAG Financial Corporation
    *       Florida Banks, Inc.
    *       GB&T Bancshares, Inc.
    *       Golden Isles Financial Holdings, Inc.
    *       Gulf West Banks, Inc.
    *       Habersham Bancorp
    *       The Peoples BancTrust, Inc.
    *       Pinnacle Bancshares, Inc.
    *       Pointe Financial Corporation
    *       Savannah Bancorp, Inc.
    *       South Alabama Bancorporation, Inc.
    *       Summit Bank Corporation
    *       TIP Financial Corp.

     For the each of the reference companies, Robinson-Humphrey reviewed and analyzed, among other things, market price as a multiple of:

    *    latest twelve months earnings per share ("EPS")

    *    book value per share

All multiples were based on closing stock prices as of June 27, 2001. The following table sets forth the multiples indicated by this analysis for the reference companies as of June 27, 2001:

                                                     Average      Median
                                                     -------      -------
    Selected Companies' Market Price to:

    Latest Twelve Months EPS                         15.01x       13.22x

    Book Value Per Share                              1.31x       1.12x

     Robinson-Humphrey then applied the average multiples resulting from the analysis above to the values for FABP Bancshares for the latest twelve months EPS, and book value per share as of March 31, 2001. This analysis yielded implied equity values per share for FABP Bancshares of approximately $43.99 and $22.05, respectively. These implied equity values per share were compared to the implied equity value per share for FABP Bancshares as of June 27, 2001 of $64.43. The implied equity value per share for FABP Bancshares was calculated using the closing price of Synovus common stock on June 27, 2001 of $31.30 per share and an exchange ratio of approximately 2.0585, based on (i) the average closing price of the shares of Synovus common stock on the NYSE for the 20 trading days ending on June 27, 2001 of approximately $30.43 and (ii) the conversion table set forth in the merger agreement. Estimated financial data for FABP Bancshares was based on internal estimates of the management of FABP Bancshares.

     Analysis of Selected Merger and Acquisition Transactions

     Reference merger and acquisition transaction analysis provides a valuation range based upon consideration paid for selected bank holding companies in recent transactions. Robinson-Humphrey reviewed the financial terms, to the extent publicly available, of 58 proposed, pending or completed merger and acquisition transactions from January 1, 2000 to June 27, 2001, involving selected bank holding companies with assets between $200 million and $500 million (the "National Reference Transactions Group"). Robinson-Humphrey also reviewed the financial terms, to the extent publicly available, of 40 proposed, pending or completed merger and acquisition transactions from January 1, 1999 to June 27, 2001, involving selected bank holding companies with assets between $50 million and $1 billion operating in Alabama, Georgia and Florida (the "Southeastern Reference Transactions Group"). Finally, Robinson-Humphrey reviewed the financial terms, to the extent publicly available, of 20 proposed, pending or completed merger and acquisition transactions from January 1, 1999 to June 27, 2001, involving selected bank holding companies with assets between $50 million and $1 billion operating in Florida (the "Florida Reference Transactions Group"). For each of the National Reference Transactions Group, the Southeastern Reference Transactions Group and the Florida Reference Transactions Group, Robinson-Humphrey calculated various financial multiples based on publicly available information for each of the selected acquisition transactions and compared them to corresponding financial multiples for the proposed merger, based on the exchange ratio (calculated as of June 27, 2001).

     Robinson-Humphrey reviewed and analyzed, among other things, market price as a multiple of:

     *    latest twelve months EPS

     *    book value per share

All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

     For the National Reference Transactions Group, the average and median multiples indicated by these analyses are as follows:

                                                      Average      Median
                                                      ---------  ---------
      Market Price to:

      Latest Twelve Months EPS                         19.43x      18.02x

      Book Value Per Share                             2.01x        1.91x

     Robinson-Humphrey then applied the average multiple resulting from the analysis above to the latest twelve months EPS and book value per share for FABP Bancshares. This analysis yielded implied equity values per share for FABP Bancshares of approximately $56.94, and $33.96, respectively. These implied equity values per share were compared to the implied equity value per share for FABP Bancshares as of June 27, 2001 of $64.43. The implied equity value per share for FABP Bancshares was calculated using the closing price of Synovus common stock on June 27, 2001 of $31.30 per share and an exchange ratio of approximately 2.0585, based on (i) the average closing price of the shares of Synovus common stock on the NYSE for the 20 trading days ending on June 27, 2001 of approximately $30.43 and (ii) the conversion table set forth in the merger agreement. Estimated financial data for FABP Bancshares was based on internal estimates of the management of FABP Bancshares.

     For the Southeastern Reference Transactions Group, the average and median multiples indicated by these analyses are as follows:

                                                        Average      Median
                                                        -------      -------
       Market Price to:

       Latest Twelve Months EPS                          25.40x      23.63x

       Book Value Per Share                              2.59x        2.54x

     Robinson-Humphrey then applied the average multiple resulting from the analysis above to the latest twelve months EPS and book value per share for FABP Bancshares. This analysis yielded implied equity values per share for FABP Bancshares of approximately $74.42 and $43.62, respectively. These implied equity values per share were compared to the implied equity value per share for FABP Bancshares as of June 27, 2001 of $64.43. The implied equity value per share for FABP Bancshares was calculated using the closing price of Synovus common stock on June 27, 2001 of $31.30 per share and an exchange ratio of approximately 2.0585, based on (i) the average closing price of the shares of Synovus common stock on the NYSE for the 20 trading days ending on June 27, 2001 of approximately $30.43 and (ii) the conversion table set forth in the merger agreement. Estimated financial data for FABP Bancshares was based on internal estimates of the management of FABP Bancshares.

     For the Florida Reference Transactions Group, the average and median multiples indicated by these analyses are as follows:

                                                        Average      Median
                                                        -------      -------
      Market Price to:

      Latest Twelve Months EPS                           30.04x      25.66x

      Book Value Per Share                               2.70x        2.54x

     Robinson-Humphrey then applied the average multiple resulting from the analysis above to the latest twelve months EPS and book value per share for FABP Bancshares. This analysis yielded implied equity values per share for FABP Bancshares of approximately $88.01 and $45.52, respectively. These implied equity values per share were compared to the implied equity value per share for FABP Bancshares as of June 27, 2001 of $64.43. The implied equity value per share for FABP Bancshares was calculated using the closing price of Synovus common stock on June 27, 2001 of $31.30 per share and an exchange ratio of approximately 2.0585, based on (i) the average closing price of the shares of Synovus common stock on the NYSE for the 20 trading days ending on June 27, 2001 of approximately $30.43 and (ii) the conversion table set forth in the merger agreement. Estimated financial data for FABP Bancshares was based on internal estimates of the management of FABP Bancshares.

     Contribution Analysis

     Robinson-Humphrey reviewed the relative contribution that FABP Bancshares and Synovus would be making to the combined business in terms of net interest income, net income, total assets, net loans, total deposits and shareholders' equity. Robinson-Humphrey analyzed relative contribution based on the latest twelve months results for each company through March 31, 2001. The relative contribution of FABP Bancshares to the combined entity's pro forma combined financial results ranged from a high of 2.2% (based on each company's net loans as of March 31, 2001) to a low of 1.7% (based on each company's latest twelve months net income and each company's shareholders' equity as of March 31, 2001). FABP Bancshares shareholders are expected to receive 1.1% ownership of the combined entity, using an exchange ratio in the proposed merger as of June 27, 2001, based on (i) the average closing price of the shares of Synovus common stock on the NYSE for the 20 trading days ending on June 27, 2001 of approximately $30.43 and (ii) the conversion table set forth in the merger agreement.


     Dividend Discount Analysis

     Robinson-Humphrey performed a dividend discount analysis to estimate a range of present values per share of FABP Bancshares common stock, assuming FABP Bancshares continued to operate as a stand-alone entity. Robinson-Humphrey discounted five years of estimated cash flows for FABP Bancshares, assuming a dividend rate sufficient to maintain an equity capital ratio (defined as common equity divided by total assets) of 6.00% and using a range of discount rates from 10% to 14%. Robinson-Humphrey derived an estimate of a range of terminal values by applying multiples ranging from 13 times to 17 times estimated year-end 2005 net income. This analysis yielded a range of stand-alone, fully diluted values for FABP Bancshares of approximately $46.44 to $57.88 per share, with an average value of $51.93 per share. These implied equity values per share were compared to the implied equity value per share for FABP Bancshares as of June 27, 2001 of $64.43. The implied equity value per share for FABP Bancshares was calculated using the closing price of Synovus common stock on June 27, 2001 of $31.30 per share and an exchange ratio of approximately 2.0585, based on (i) the average closing price of the shares of Synovus common stock on the NYSE for the 20 trading days ending on June 27, 2001 of approximately $30.43 and (ii) the conversion table set forth in the merger agreement. Estimated financial data for FABP Bancshares was based on internal estimates of the management of FABP Bancshares.

     Information Concerning FABP Bancshares' Financial Advisor

     At the time Robinson-Humphrey rendered its opinion to FABP Bancshares, Robinson-Humphrey was a nationally recognized investment banking firm and, as a customary part of its investment banking activities, was regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Since the date Robinson-Humphrey rendered its opinion to FABP Bancshares, Robinson-Humphrey has sold its investment banking operations to SunTrust Banks, Inc. FABP Bancshares retained Robinson-Humphrey because of its experience, expertise, reputation in the financial services industry and familiarity with FABP Bancshares and transactions similar to the proposed merger. In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of Synovus for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

     Pursuant to an engagement letter dated June 28, 2001, FABP Bancshares agreed to pay Robinson-Humphrey a fee of $100,000 upon delivery of its opinion. FABP Bancshares has also agreed to reimburse Robinson-Humphrey for its out-of-pocket expenses incurred in connection with its engagement, and to indemnify Robinson-Humphrey against specified liabilities, including liabilities under federal securities laws incurred in connection with its engagement.

Conditions to the Merger

        Each party's obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:


     * approval of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the shares of FABP Bancshares common stock;

     * approval of the merger agreement and the transactions contemplated by the merger agreement by the Federal Reserve Board, the Georgia Department of Banking and Finance, the Florida Department of Banking and Finance and the FDIC, and the receipt of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the merger agreement;

     * the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the merger agreement;

     * no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

     * the registration statement of which this prospectus forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and

     * each party shall have received an opinion from KPMG LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

     The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

     * each of the representations, warranties and covenants of FABP Bancshares contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus will have received a certificate signed by the Chief Executive Officer of FABP Bancshares, dated the effective date, to such effect;

     * there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves FABP Bancshares: (a) which, in the reasonable judgment of Synovus, would have a material adverse effect upon FABP Bancshares or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     * Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of FABP Bancshares which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on FABP Bancshares;

     * Thomas B. Carter and H. Cary McCoy will each have entered into an employment agreement with Synovus;

     * on the effective date of the merger, First American Bank of Pensacola will have a CAMEL rating of 1 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

     * on the effective date of the merger, FABP Bancshares will have a loan loss reserve of at least 1.30% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

     * FABP Bancshares will have delivered to Synovus certain environmental reports;

     * the results of any regulatory exam of FABP Bancshares will be reasonably satisfactory to Synovus;.

     * the holders of less than 10% of the outstanding shares of FABP Bancshares common stock shall have exercised their right to dissent from the merger; and

     * Synovus shall have received a letter from its certified public accountants stating that the merger will qualify for pooling of interests accounting treatment.

        The obligation of FABP Bancshares to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following;

     * each of the representations, warranties and covenants of Synovus contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and FABP Bancshares will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect;

     * the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the merger agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

     * there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of FABP Bancshares, would have a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     * FABP Bancshares will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of FABP Bancshares, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of FABP Bancshares, has or will have a material adverse effect on Synovus; and

     * FABP Bancshares shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights.

No Solicitation

     In the merger agreement, FABP Bancshares has agreed that it will not solicit or encourage any inquiry or proposal relating to the merger or consolidation of FABP Bancshares with any entity or the acquisition of all or a significant portion of its assets or properties or equity securities by any person or entity, and that, subject to the fiduciary duties of the board of directors of FABP Bancshares, it will not negotiate with respect to any such transaction, nor reach any agreement or understanding with respect thereto. FABP Bancshares has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the effective date of the merger be interested in acquiring all of or a significant interest in FABP Bancshares from considering or proposing such an acquisition.

Conduct of Business of FABP Bancshares Pending the Merger

     The merger agreement provides that prior to the effective date of the merger, FABP Bancshares and its subsidiary bank will conduct business only in the ordinary course and will not, without the prior written consent of Synovus:

     * issue any options to purchase capital stock or issue any shares of capital stock, other than shares of FABP Bancshares common stock issued in connection with the exercise of currently outstanding options to purchase shares of FABP Bancshares common stock;

     * declare, set aside, or pay any dividend or distribution with respect to the capital stock of FABP Bancshares, other than normal and customary quarterly cash dividends in accordance with past practices;

     * directly or indirectly redeem, purchase or otherwise acquire any capital stock of FABP Bancshares or its subsidiary;

     * effect a split or reclassification of the capital stock of FABP Bancshares or its subsidiary or a recapitalization of FABP Bancshares or its subsidiary;

     * amend the Articles of Incorporation or bylaws of FABP Bancshares or its subsidiary;

     * grant any increase in the salaries payable or to become payable by FABP Bancshares or its subsidiary to any employee other than normal, annual salary increases to be made with regard to employees;

     * make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;

     * enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of FABP Bancshares or its subsidiary or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of FABP Bancshares' banking business;

     * incur or assume any liabilities, other than in the ordinary course of business;

     * dispose of any of its assets or properties, other than in the ordinary course of business; or

     *    take any other action not in the ordinary course of business.

Regulatory Approvals

     Consummation of the merger and the other transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve Board, the Georgia Department of Banking and Finance, the Florida Department of Banking and Finance and the FDIC. Applications in connection with the merger were filed with the regulatory agencies on or about July 27, 2001. The merger has been approved by the Federal Reserve Board, the FDIC and the Georgia Department of Banking and Finance but has not yet been approved by the Florida Department of Banking and Finance. The merger cannot be consummated for 30 days after its approval by the Federal Reserve Board, although this period may be shortened to 15 days by the U.S. Attorney General. During this period, the United States Justice Department may challenge the merger on antitrust grounds.

     There can be no assurance that the regulatory agencies will approve or take other required action with respect to the merger. Synovus and FABP Bancshares are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should other approvals or actions be required, it is contemplated that Synovus and FABP Bancshares would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

     Before the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.

Termination and Termination Fee

     The merger agreement may be terminated prior to the effective date either before or after its approval by the shareholders of FABP Bancshares. The merger agreement may be terminated by Synovus or FABP Bancshares:

     *    by mutual consent of Synovus and FABP Bancshares;

     * if consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the terminating party; or

     * if the merger is not consummated by December 31, 2001, unless the failure to consummate by such time is due to the breach of the merger agreement by the terminating party;

     In addition, the merger agreement may be terminated by FABP Bancshares if the average closing price of Synovus common stock on the NYSE during the 20 consecutive day trading period ending on the fifth business day preceding the date of the special meeting is less than $25.00 per share.

     If either party terminates the merger agreement due to the failure of the other party to satisfy its representations, warranties or covenants in the agreement, the terminating party will be entitled to a cash payment from the other party in the amount of the terminating party's expenses related to the merger, up to a maximum of $150,000.

Interests of FABP Bancshares' Directors and Officers in the Merger

     Some members of the FABP Bancshares board of directors and management have interests in the merger in addition to their interests generally as shareholders of FABP Bancshares. The FABP Bancshares board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

     Employment Agreements. It is a condition to the merger that Thomas B. Carter, Chairman and President of FABP Bancshares, and H. Cary McCoy, Executive Vice President of FABP Bancshares, each enter into an employment agreement with Synovus before the effective date of the merger. The employment agreements are for a three-year term and provide for the election of Mr. Carter as President of Bank of Pensacola and Mr. McCoy as an Executive Vice President of Bank of Pensacola. Messrs. Carter and McCoy will be granted options to purchase 10,000 and 5,000 shares, respectively, of common stock of Synovus at fair market value in connection with the employment agreements.

     As part of the employment agreements, Synovus has also agreed to enter into its standard change of control agreement with Messrs. Carter and McCoy. The agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the agreement, the executive's employment must be terminated involuntarily and without cause, whether actually or constructively, within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control.

     FABP Stock Options. FABP Bancshares has granted stock options from time to time to its executive officers. As of the date of this document, there are outstanding options to purchase up to an aggregate of 17,450 shares of FABP Bancshares common stock that have been granted to the executive officers of FABP Bancshares. All of the outstanding FABP Bancshares stock options which are not otherwise fully exercisable prior to the merger will become immediately exercisable upon completion of the merger. The following table sets forth, as of the date of this document, with respect to each executive officer of FABP Bancshares (i) the number of shares of FABP Bancshares common stock subject to options held by such person, and (ii) the number of shares as to which such options will become exercisable upon completion of the merger.

                                                                             Shares as to
                                                                            which Options
                                                   Shares Subject to      will Vest at Time
        Name               Title or Position          FABP Options            of Merger
---------------------    -----------------------   -------------------    -------------------
Thomas B. Carter         Chairman and President         5,400                    3,300
H. Cary McCoy            Executive Vice President       4,750                    2,900
William E. Bassett       Senior Vice President          4,100                    2,500
Harry A. Stump           Senior Vice President          3,200                    2,040

Employee Benefits

     Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide to employees of FABP Bancshares employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are either substantially similar to those currently provided by FABP Bancshares or the same as are provided to employees of Bank of Pensacola.

Tax Opinion

     The following is a summary description of the material anticipated federal income tax consequences of the transaction generally applicable to the shareholders of FABP Bancshares and to Synovus and FABP Bancshares. This summary is not intended to be a complete description of all of the federal income tax consequences of the transaction. No information is provided with respect to the tax consequences of the transaction under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code of 1986 (to the extent that tax affects the tax consequences of the merger); persons who acquired FABP Bancshares common stock with employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder.

     Synovus and FABP Bancshares have received an opinion from KPMG LLP, to the effect that:

     * the merger of FABP Bancshares with and into Synovus will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of FABP Bancshares upon their receipt of shares of Synovus common stock;

     * the basis of Synovus common stock received by each FABP Bancshares shareholder will be the same as the basis of FABP Bancshares common stock being surrendered;

     * the holding period of Synovus common stock received by each FABP Bancshares shareholder will include the holding period of the FABP Bancshares common stock being exchanged, provided that the FABP Bancshares common stock is held as a capital asset at the effective date of the merger;

     * any cash payments received by FABP Bancshares shareholders in lieu of their receipt of fractional shares of Synovus common stock will be treated as if such fractional shares were redeemed by Synovus and taxed under Section 302 of the Code as an exchange or dividend;

     * the share purchase rights, which are described on pages 28 through 31 of this document, should be treated as an attribute of the Synovus common stock and no gain or loss should be recognized by shareholders of FABP Bancshares upon receipt of such share purchase rights; and

     * any cash payments received by FABP Bancshares shareholders as a result of their exercise of their statutory dissenters' rights will be treated as a distribution in redemption of the shareholders' FABP Bancshares shares subject to Section 302 of the Code.

     The tax opinion was issued on September 12, 2001. The tax opinion is based upon assumptions and representations by the management of Synovus and/or FABP Bancshares, including, in general, the absence of any plan or intention of FABP Bancshares shareholders to sell or otherwise dispose of any amount of Synovus common stock received in the merger that would violate continuity of interest requirements. KPMG LLP serves Synovus as its independent public accountants.

     All FABP Bancshares shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

Accounting Treatment

     It is anticipated that the merger will be accounted for as a pooling of interests for financial reporting purposes. Under this accounting method, holders of FABP Bancshares common stock will be deemed to have combined their existing voting common stock interest with that of holders of Synovus common stock by exchanging their shares for shares of Synovus common stock. The book value of the assets, liabilities and shareholders' equity of FABP Bancshares, as reported on its balance sheet, will be carried over to the consolidated balance sheet of Synovus, and no goodwill will be created. Synovus will include in its consolidated income the consolidated income of FABP Bancshares for the entire fiscal year in which the merger occurs and for other periods presented; however, certain expenses incurred to effect the merger must be treated by Synovus as current charges against income rather than adjustments to its balance sheet. The merger agreement provides that consummation of the merger is subject to Synovus receiving a written opinion from its certified public accountants that the merger will qualify for pooling of interests accounting treatment.

Expenses

     The merger agreement provides that Synovus and FABP Bancshares will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.

New York Stock Exchange Listing

     Synovus common stock is listed on the NYSE. The shares of Synovus common stock to be issued to the shareholders of FABP Bancshares in the merger will be listed on the NYSE.

Resales of Synovus Common Stock

     The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an "affiliate" of FABP Bancshares for purposes of Rule 145 under the Securities Act as of the date of the FABP Bancshares special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FABP Bancshares generally include individuals or entities that control, are controlled by or are under common control with FABP Bancshares and may include certain officers and directors of FABP Bancshares as well as principal shareholders of FABP Bancshares.

     FABP Bancshares has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of FABP Bancshares to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of FABP Bancshares common stock owned by such person or Synovus common stock to be received by such person in the merger: (i) in the case of shares of Synovus common stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) during the periods when any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the merger and ending at the time of publication of financial results covering at least 30 days of combined operations of Synovus and FABP Bancshares. This prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this prospectus in connection with any such resale.

             DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
                          FABP BANCSHARES SHAREHOLDERS

     If the merger is completed, all holders of FABP Bancshares common stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of FABP Bancshares common stock. The rights of FABP Bancshares shareholders are currently governed by the Florida Business Corporation Act and the Articles of Incorporation and bylaws of FABP Bancshares. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of Synovus. The following discussion summarizes the material differences between the current rights of FABP Bancshares shareholders and the rights they will have as Synovus shareholders following the merger.

     The following comparison of shareholders' rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject, in all respects, and is qualified by reference to the Florida Business Corporation Act, FABP Bancshares' Articles of Incorporation and bylaws, the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws.

                    SYNOVUS                                      FABP BANCSHARES
                    -------                                      ----------------
*       Ten votes for each share held, except         *       One vote for each share held
        in limited circumstances described below

*       No cumulative voting rights in the            *       Cumulative voting rights - same as
        election of directors, meaning that the               Synovus
        holders of a plurality of the shares elect
        the entire board of directors

*       Dividends may be paid from funds              *       Dividends - same as Synovus
        legally available, subject to contractual
        and regulatory restrictions

*       Right to participate pro rata in              *       Liquidation - same as Synovus
        distribution of assets upon liquidation

*       No pre-emptive or other rights to             *       Pre-emptive rights - same as Synovus
        subscribe for any additional shares or
        securities

*       No conversion rights                          *       Conversion rights - same as Synovus

*       Directors serve staggered 3-year terms        *       Directors serve one-year terms

*       Some corporate actions, including business    *       Corporate actions require the affirmative vote of
        combinations, require the affirmative                 a majority of the votes cast at the meeting, unless
        action or vote of 66-2/3% of the votes                otherwise required by law, except that
        entitled to be cast by the                            certain business combinations involving
        shareholders of all voting stock                      an interested shareholder require the affirmative
                                                              vote of the holders of at least 75% of the
                                                              outstanding shares of capital stock entitled to
                                                              vote in the election of directors.

*       No preferred stock is authorized              *      1 million shares of preferred stock
                                                             are authorized; none have been issued

*       Common Stock Purchase Rights trade with       *      No comparable provision
        shares as described below

                                       26

Synovus Common Stock

     Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 291,201,076 shares were outstanding on September 30, 2001. Synovus has no preferred stock authorized. Synovus' board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

     As described below, Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus' board of directors.

     Voting Rights; Anti-Takeover Effects; The Voting Amendment

     Under an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986, referred to in this document as the "voting amendment," shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:

     *    has had the same beneficial owner since April 24, 1986;

     * was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;

     * is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of FABP Bancshares upon consummation of the merger;

     * was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;

     * is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' board of directors approving such issuance and/or transfer specifically reference and grant such rights;

     * has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

     * was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

     * is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

     Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

     In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' board of directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus' board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

     As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.

     If the merger is approved, present shareholders of FABP Bancshares common stock, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Each shareholder of FABP Bancshares may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if a FABP Bancshares shareholder acquires by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, he or she will be entitled to only receive one vote per share for each of the shares in excess of 1,139,063 shares until they have been held for four years.

     Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

     The Rights Plan

     Synovus has adopted a shareholder rights plan under which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of "triggering events." Shareholder rights plans such as Synovus' plan are intended to encourage potential hostile acquirors to negotiate with the board of directors of the target corporation to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus' shareholder rights plan are discussed below.

     On April 27, 1999, the board of directors of Synovus adopted a rights plan and authorized and declared a dividend of one common stock purchase right with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the date the rights become exercisable or the expiration or earlier redemption of the rights. Each right entitles the registered holder to purchase from Synovus one share of common stock at a price of $225.00 per share, subject to adjustment, once rights become exercisable. The description and terms of the rights are set forth in the rights agreement between Synovus and State Street Bank and Trust Company, as the rights agent.

     Initially, the rights will attach to all certificates of outstanding shares of common stock, and no separate right certificates will be distributed. The rights will become exercisable and separate from the shares of common stock upon the earlier to occur of:

     * ten days after the date of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock, such date being referred to in this document as the "stock acquisition date" and such person or group as an "acquiring person"; or

     * ten business days, or such later date as the board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock, the earlier of such date and the stock acquisition date being the "distribution date".

     Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

     Each of the following persons will not be deemed to be an acquiring person even if they have acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock:

     * Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus;

     * any shareholder who is a descendant of D. Abbott Turner, any shareholder who is affiliated or associated with the Turner family and any person who would otherwise become an acquiring person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock;

     * any person who would otherwise become an acquiring person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person becomes the beneficial owner of any additional shares of common stock; and

     * any person who as of May 4, 1999 was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

     Until the distribution date or earlier redemption or expiration of the rights:

     *    the rights will be evidenced by the certificates for the common stock;

     * the rights will be transferred with, and only with, the shares of common stock;

     * new common stock certificates issued after the record date upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and

     * the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

     As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus.

     If any person becomes an acquiring person, each holder of a right will thereafter have the "flip-in right" to receive, upon payment of the purchase price of the right, shares of common stock, or in some circumstances, cash, property or other securities of Synovus, having a value equal to two times the purchase price of the right. Notwithstanding the foregoing, all rights that are, or were, beneficially owned by an acquiring person or any affiliate or associate of an acquiring person will be null and void and not exercisable.

     If, at any time following the stock acquisition date: (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 30% of Synovus' assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus' business, then each holder of a valid right shall thereafter have the "flip-over right" to receive, in lieu of shares of common stock and upon exercise and payment of the purchase price, common shares of the acquiring company having a value equal to two times the purchase price of the right. If a transaction would otherwise result in a holder's having a flip-in as well as a flip-over right, then only the flip-over right will be exercisable. If a transaction results in a holder's having a flip-over right after a transaction resulting in a holder's having a flip-in right, a holder will have flip-over rights only to the extent such holder's flip-in rights have not been exercised.

     The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding dividends payable in common stock, or of subscription rights or warrants, other than those referred to above. However, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%.

     The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the distribution date.

     At any time after a person becomes an acquiring person and before the acquisition by a person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such acquiring person which would become null and void, at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per right, subject to adjustment.

     To the extent that, after the triggering of flip-in rights, insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the purchase price.

     Synovus is not required to issue fractional shares of common stock. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current value of a share of common stock. Following the triggering of the flip-in rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the rights. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock.

     At any time before the distribution date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

     The issuance of the rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus' shares of common stock. If the rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

     Before the stock acquisition date, the rights agreement generally may be amended by Synovus without the consent of the holders of the rights or the common stock. On or after the stock acquisition date, Synovus may amend the rights agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the rights agreement, or (3) change or supplement the rights agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of rights, other than an acquiring person and its affiliates and associates.

     A copy of the rights agreement has been filed with the SEC as an exhibit to Synovus' Registration Statement on Form 8-A with respect to the rights filed with the SEC. The Form 8-A and the rights agreement are incorporated by reference in this document, and reference is made to them for the complete terms of the rights agreement and the rights. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. If the merger is approved, rights will attach to Synovus common stock issued to the present shareholders of FABP Bancshares.

     Staggered Board of Directors; Supermajority Approvals

     Under Synovus' Articles of Incorporation and bylaws, Synovus' board of directors is divided into three classes of directors serving staggered three year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

     *    call a special meeting of Synovus shareholders;

     * fix, from time to time, the number of members of Synovus' board of directors;

     *    remove a member of Synovus' board of directors;

     * approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and

     * alter, delete or rescind any provision of Synovus' Articles of Incorporation.

     This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

     Evaluation of Business Combinations

     Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

FABP Bancshares Capital Stock

     The Articles of Incorporation of FABP Bancshares authorize the issuance of 10,000,000 shares of FABP Bancshares common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. At September 30, 2001, there were 1,567,510 shares of FABP Bancshares common stock issued and outstanding and no shares of FABP Bancshares preferred stock issued and outstanding. The remaining authorized shares of FABP Bancshares common stock and preferred stock may be issued from time to time in such amounts as the board of directors determines. The FABP board may issue shares of preferred stock in one or more series, and determine the relative rights and preferences of the shares of each series. Each holder of FABP Bancshares common stock has one vote per share upon all matters voted upon by shareholders. Voting rights are noncumulative so that shareholders holding a majority of the outstanding shares of FABP Bancshares common stock are able to elect all members of the board of directors.

     All shares of FABP Bancshares common stock, when issued and fully paid, are non-assessable and are not subject to redemption or conversion and have no preemptive rights. Upon the liquidation, dissolution or winding up of FABP Bancshares, whether voluntary or involuntary, holders of FABP Bancshares common stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of FABP Bancshares available for distribution.

     All shares of FABP Bancshares common stock are entitled to share equally in such dividends as the board of directors may declare on the FABP Bancshares common stock from sources legally available therefor. FABP is a holding company and conducts almost all of its operations through its bank subsidiary. Accordingly, FABP depends on the cash flow of its subsidiary bank to meet its obligations. FABP's subsidiary bank is limited in the amount of dividends it can pay to FABP without prior regulatory approval. Also, bank regulators have the authority to prohibit FABP's subsidiary bank from paying dividends if they think the payment would be an unsafe and unsound banking practice.

     FABP Bancshares' Articles of Incorporation and Florida law contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of FABP Bancshares. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the board of directors (including takeovers that certain shareholders may deem to be in their best interests) and may adversely affect the price that a potential purchaser would be willing to pay for FABP Bancshares' stock. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders, and could potentially adversely affect the value of FABP Bancshares common stock.

     Required Shareholder Votes

     FABP Bancshares' Articles of Incorporation provide that certain proposed business combinations involving a 5% shareholder (including mergers, consolidations, stock exchanges and sales of all or substantially all of the assets of FABP Bancshares) require the approval of holders of two-thirds of the outstanding shares of stock entitled to vote unless the transaction is approved by at least 75% of the members of the FABP board, in which case approval by the holders of only a majority of the outstanding shares of stock entitled to vote would be sufficient. In addition, such a transaction with a 5% shareholder requires the approval of holders of a majority of the outstanding shares of stock entitled to vote that are not held by the 5% shareholder, unless certain conditions relating to the price and type of consideration to be paid to the other shareholders of FABP Bancshares in connection with the transaction are satisfied.

     These provisions of FABP Bancshares' Articles of Incorporation cannot be amended without the approval of the holders of 75% of the outstanding shares of FABP Bancshares stock entitled to vote in the election of directors.

     Business Combination and Control Share Acquisitions Statutes

     Section 607.0902 of Florida Business Corporation Act restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares (the "control shares") will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an "acquiring person's statement" submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's Articles of Incorporation or Bylaws provide otherwise, all shareholders of the corporation shall be able to exercise dissenter's rights in accordance with Florida law.

     A corporation may, by amendment to its Articles of Incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request for re-assignment, deny full voting rights to the control shares.

     The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

     * pursuant to the laws of intestate succession or pursuant to a gift or testamentary transfer;

     * pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute;

     * pursuant to either a merger or share exchange if the corporation is a party to the agreement or plan of merger or share exchange;

     * pursuant to any savings, employee stock ownership or other benefit plan of the corporation; or

     * pursuant to an acquisition of shares specifically approved by the board of directors of the corporation.

     The preceding descriptive information concerning Synovus common stock and FABP Bancshares common stock outlines certain provisions of Synovus' Articles of Incorporation and bylaws, FABP Bancshares' Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and FABP Bancshares common stock. The information is not a complete description of those documents and statutes and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus and FABP Bancshares and the laws of the State of Georgia and the State of Florida.

                               DISSENTERS' RIGHTS


    Pursuant to Section 607.1320 of the Florida General Corporation Act, any shareholder of record of FABP Bancshares common stock who objects to the merger, and who fully complies with all the provisions of Section 607.1320, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of FABP Bancshares common stock if the merger is consummated.

    Any shareholder desiring to receive payment of the fair value of his or her FABP Bancshares common stock in accordance with the requirements of Section 607.1320:

     * must deliver to FABP Bancshares prior to the special meeting at which the vote will be taken on the merger, or at the special meeting, but before the vote is taken, written notice of intent to demand payment for his or her shares if the merger is consummated; and

     *    must not vote in favor of the merger.

     Within 10 days after the special meeting at which the vote is taken approving the merger, FABP Bancshares must give written notice of the adoption of the merger agreement to each shareholder who filed a notice of intent to demand payment for his or her shares. Within 20 days after the giving of notice to him or her any shareholder who elects to dissent shall file with FABP Bancshares a notice of his or her election stating:

     *    the shareholder's name and address;

     * the number, classes, and series of shares as to which he or she dissents; and

     *    a demand for the payment of the fair value of his or her shares.

     Any shareholder failing to file an election to dissent within the 20-day period will be bound by the terms of the merger agreement. Any shareholder filing an election to dissent must deposit his or her certificates with FABP Bancshares simultaneously with the filing of the election to dissent. The notices referred to above should be sent to: FABP Bancshares, Inc., Attention:
Corporate Secretary, 33 West Garden Street, Pensacola, Florida 32522-7129.

     Upon filing of a notice of election to dissent, a shareholder will thereafter be entitled only to payment of the fair value of his or her shares of FABP Bancshares common stock and will not be entitled to vote or exercise any of the rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by FABP Bancshares to pay for his or her shares.

     Within 10 days after the expiration of the period in which shareholders may file their notice of election to dissent, or within 10 days after the merger takes place, which ever is later (but in no case later than 90 days from the date of the special meeting), FABP Bancshares will make a written offer to each dissenting shareholder who has made proper demand to pay an amount FABP Bancshares estimates to be the fair value of the shares. If the merger has not been consummated before the expiration of the 90-day period after the special meeting, the offer may be made conditional upon the consummation of the merger. The notice and offer will be accompanied by: (1) a consolidated balance sheet of FABP Bancshares as of the latest available date and not more than 12 months prior to the making of the offer; and (2) a consolidated profit and loss statement of FABP Bancshares for the 12-month period ended on the date of the balance sheet.

     If within 30 days after the making of the offer the fair value of the shares of FABP Bancshares common stock is agreed upon between any dissenting shareholder and FABP Bancshares, payment therefor shall be made within 90 days after the making of the offer, or the consummation of the merger, whichever is later. Upon payment of the agreed value, dissenting shareholders shall cease to have any interest in their shares of FABP Bancshares common stock.

     If FABP Bancshares fails to make an offer within the period specified above, or if it makes the offer and any dissenting shareholder fails to accept the same within the period of 30 days thereafter, then FABP Bancshares, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the merger is consummated, shall, or at its election at any time within such 60 days may, file an action in any court of competent jurisdiction in Escambia County, Florida, requesting that the fair value of the shares be determined. The court shall also determine whether each dissenting shareholder, as to whom FABP Bancshares requested the court to make a determination, is entitled to receive payment for his or her shares. If FABP Bancshares fails to institute the proceeding, any dissenting shareholder may do so in the name of FABP Bancshares. FABP Bancshares will pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings.

     The foregoing does not proport to be a complete statement of the provisions of Florida law relating to statutory dissenters' rights and is qualified in its entirety by reference to these provisions, the relevant portions of which are reproduced in full in Appendix "B" to this document.

                     Comparative Stock Prices and Dividends

     Synovus common stock is listed on the NYSE under the symbol "SNV." There is no trading market for FABP Bancshares common stock. The table below shows the high and low closing prices of Synovus common stock and cash dividends declared per share for Synovus and FABP Bancshares for the last two fiscal years plus the interim period.

                             Synovus                 FABP Bancshares
                             -------                 ----------------
                                                   Cash           Cash
                        High        Low          Dividends      Dividends
                        ----        ----         ---------      ----------
Quarter Ended
  March 31, 2001        $28.31     $24.04          $.13            $.30
  June 30, 2001          31.77      26.00           .13             .33
  September 30, 2001     34.45      24.63           .13             .33
Quarter Ended
  March 31, 2000         19.19      14.50           .11             .15
  June 30, 2000          20.94      17.56           .11             .30
  September 30, 2000     21.44      17.94           .11             .30
  December 31, 2000      27.19      19.31           .11             .30
For year 2000            27.19      14.50           .44            1.05
Quarter Ended
  March 31, 1999         25.00      20.50           .09            1.05(1)
  June 30, 1999          23.56      19.13           .09             .15
  September 30, 1999     20.31      17.50           .09             .15
  December 31, 1999      22.13      18.44           .09             .15
For year 1999            25.00      17.50           .36            1.50

     (1) Amount includes the prior year's annual dividend of $.50 per share and a special dividend of $.55 per share paid in March to align FABP Bancshares' capital-to-assets ratio with industry norms.

                             DESCRIPTION OF SYNOVUS

Business

     The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Synovus:

     1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (which incorporates certain portions of Synovus' Proxy Statement, including the Financial Appendix thereto, for its Annual Meeting of Shareholders held on April 25, 2001), as amended by Synovus' Annual Report on Form 10-K/A filed on April 26, 2001.

     2. Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

     3. Synovus' Current Reports on Form 8-K dated April 19, 2001 and July 18, 2001.

Management and Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31, 2000 which is incorporated into this document by reference. See "Where You Can Find More Information" on page 45. Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under "Where You Can Find More Information."

Recent Developments

     On February 16, 2001, Synovus completed the acquisition of the $200 million asset Carolina Southern Bank located in Spartanburg, South Carolina. Synovus issued 3,188,558 shares of its common stock in connection with the acquisition. Carolina Southern Bank was merged with and into Synovus' wholly owned subsidiary, The National Bank of South Carolina.

     On February 28, 2001, Synovus completed the acquisition of Creative Financial Group, Ltd. located in Atlanta, Georgia and its affiliate company Robert Andrew Securities, Inc. Synovus issued 937,701 shares of its common stock in connection with the acquisition. Creative Financial Group, Ltd. currently operates as part of Synovus Wealth Management, the integrated asset management unit of Synovus.

                         DESCRIPTION OF FABP BANCSHARES

Business

     FABP Bancshares, Inc. is a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended, whose sole subsidiary and principal asset is First American Bank of Pensacola, N.A., a national banking association. FABP Bancshares owns all of the outstanding capital stock of the First American Bank of Pensacola. Through its ownership of First American Bank of Pensacola, FABP Bancshares is engaged in a general commercial banking business and its primary source of earnings is derived from income generated by First American Bank of Pensacola. As of June 30, 2001, FABP Bancshares, on a consolidated basis, had total assets of approximately $311 million, net portfolio loans of approximately $259 million, total deposits of approximately $249 million, and shareholders' equity of approximately $27 million. Unless the context otherwise requires, references herein to FABP Bancshares include FABP Bancshares and its subsidiary bank on a consolidated basis.

     First American Bank of Pensacola was organized in 1982. FABP Bancshares was formed in December 1995 to act as a holding company for First American Bank of Pensacola, which it acquired in March 1996. First American Bank of Pensacola engages in general commercial banking and related businesses from its six full-service banking locations in Pensacola, Florida.

     The business of First American Bank of Pensacola consists of attracting deposits from the general public in the areas served by its banking offices and applying those deposits, together with funds derived from other sources, to the origination of a variety of consumer, commercial, and residential real estate loans in Pensacola and surrounding areas. The revenues of First American Bank of Pensacola are derived primarily from interest on, and fees received in connection with, its lending activities and from interest and dividends from investment securities and short-term investments. The principal sources of funds for First American Bank of Pensacola's lending and investment activities are deposits, amortization and prepayment of loans, and the maturity and repayments of investment securities. The principal expenses of First American Bank of Pensacola are the interest paid on deposits and operating and general and administrative expenses.

     As a general commercial bank, First American Bank of Pensacola offers a broad range of commercial, consumer, and residential real estate loans, and provides a variety of corporate and personal banking services to individuals, businesses, and other institutions located in its market area. In order to attract funds for loans, First American Bank of Pensacola's deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest paying checking accounts, savings accounts and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law. First American Bank of Pensacola also offers ATM cards (with access to local, state, national, and international networks), safe deposit boxes, wire transfers, direct deposit, and automatic drafts for various accounts.

     First American Bank of Pensacola is subject to examination and comprehensive regulation by the Office of the Comptroller of the Currency. As is the case with banking institutions generally, First American Bank of Pensacola's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the Federal Reserve Board. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Market Area

     First American Bank of Pensacola's operations are based in Pensacola, Florida and its market area consists of Pensacola and the surrounding area of Escambia and Santa Rosa Counties, Florida. Management of First American Bank of Pensacola believes that its principal markets have been the expanding residential market within its primary market area, and the established commercial, small business, and professional markets in its market area. Businesses and individuals are solicited through the personal efforts of the Bank's directors and officers.

Lending Activities

     The primary source of income generated by First American Bank of Pensacola is the interest earned from both its loan and investment portfolios. To develop business, First American Bank of Pensacola relies to a great extent on the personalized approach of its directors and officers who have extensive business and personal contacts in the community. FABP Bancshares has attempted to maintain diversification when considering investments and the approval of loan requests. Emphasis has been placed on the borrower's ability to generate cash flow sufficient to support its debt obligations and other cash related expenses.

     Lending activities include commercial and consumer loans, and loans for residential purposes. Commercial loans include collateralized and uncollateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for the purchase of automobiles, boats, home improvement, and personal investments. First American Bank of Pensacola provides personal and corporate credit cards, VISA or MasterCard credit cards, as issued by a correspondent bank which assumes all liabilities relating to underwriting of the credit applicant. First American Bank of Pensacola also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage liens to enable borrowers to purchase, refinance, or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrower intends to erect their personal residence. To a lesser extent, First American Bank of Pensacola also has made land acquisition and development loans and construction loans to developers of residential properties for construction of residential subdivisions and multi-family residential projects.

     At June 30, 2001, FABP Bancshares net loan portfolio was $259 million, representing 83% of total assets. As of such date, First American Bank of Pensacola's net loan portfolio consisted of 15% commercial loans, 75% real estate mortgage loans, 6% real estate construction loans and 4% installment or consumer loans.

Competition

        First American Bank of Pensacola encounters strong competition both in attracting deposits and in the origination of loans. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as the availability of nationwide interstate banking has created a highly competitive environment for financial service providers in First American Bank of Pensacola's primary market area. In one or more aspects of its business, First American Bank of Pensacola has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in its market area and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that First American Bank of Pensacola does not provide. In addition, many of FABP Bancshares' non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally chartered and insured banks.

     First American Bank of Pensacola's primary market area is served by 18 commercial banks with 97 offices. As of March 31, 2001, the total reported deposits in the primary market area were approximately $3.3 billion.

     Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.

Employees

     At July 31, 2001, First American Bank of Pensacola employed 66 full-time and eight part-time employees. None of these employees are covered by a collective bargaining agreement and management believes that its employee relations are good.

Description of Property

     First American Bank of Pensacola has designated as its main office its freestanding 3,200 square foot branch located at 3310 North Pace Boulevard on an outparcel of Town and Country Plaza in Pensacola, Florida. The facility has four insider teller stations and three drive-in stations, and contains three offices, a vault, a night depository, walk-up ATM, new accounts area, employee lounge and a storage area. The facility is owned by the bank.

     The bank's Eastgate branch office is located at 7139 North Ninth Avenue in a 12,000 square foot two-story office building in the Eastgate Shopping Center in Pensacola, Florida. The downstairs portion of 6,000 square feet contains four teller stations, three drive-in teller stations, a manager's office, vault, night depository, and a walk-up ATM. Also housed on the first floor is the accounting and purchasing departments (four offices), human resources department (one office), the data processing department and the customer service areas. The second floor houses loan servicing, the audit and compliance area, and general meeting and storage space. The facility is owned by the bank.

     The bank's Cordova branch office is located in a one-story free-standing building at 4440 Bayou Boulevard in Pensacola, Florida. The facility includes four teller stations, four drive-in teller windows (one lane of which is not equipped), three offices, a conference room, a vault, a night depository, a new accounts area, a loan secretary area, an ATM, a storage room and a lounge. The 3,400 square foot facility is owned by the bank.

     The bank's downtown branch office is located in the heart of Pensacola's financial district at 33 West Garden Street. The one-story Garden Street location opened in July 1995 and is under a 10-year lease at a monthly rental starting at $7,356. The 6,500 square foot facility has five inside teller windows, three drive-ins, eight offices, a board room, a vault, an ATM and a night depository.

     The bank's Gulf Breeze branch is located at 10 Daniel Drive, Gulf Breeze, and occupies a 3,000 square foot facility. This branch has four inside teller stations, three drive-in teller stations, a vault, a night depository, a walk-up ATM and two offices. The facility has a new accounts area and an employee lounge. The building is owned but the property is leased under a ten-year ground lease starting at $1,000 per month. The bank has the option to purchase the property at market value upon the expiration of the lease term in September 2006.

     The bank's Nine Mile Road branch is located at 200 East Nine Mile Road and is a 3,200 square foot facility having four inside teller stations, three drive-in teller stations, a drive-up ATM, a vault, a night depository, three offices, customer service area and an employee lounge. The branch is owned by the bank.

     The bank recently purchased an undeveloped branch site located on Highway 98 in Pace, Florida. The property is approximately one acre and is directly across from a Home Depot store currently under construction.

Legal Proceedings

     FABP Bancshares is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, foreclose on loan defaults, claims involving the making and servicing of real property loans, and other issues incident to its business. Management is not aware of any proceeding threatened or pending against FABP Bancshares which, if determined adversely, would have a material effect on its business or financial position.

Certain Relationships and Related Transactions

     First American Bank of Pensacola has had various loan and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of FABP Bancshares (or an associate of such person). All such transactions: (i) have been made in the ordinary course of business; (ii) have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (iii) in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At June 30, 2001, the total dollar amount of extensions of credit to directors, executive officers and FABP Bancshares principal shareholders identified below, and any of their associates (excluding extensions of credit which were less than $60,000 to any one such person and their associates) were $10,750,000, which represented approximately 37.6% of total shareholders' equity.

Principal Shareholders

     The following table sets forth, as of September 1, 2001, the stock ownership of each of FABP Bancshares' directors, by all directors and executive officers as a group, and by each owner of more than 5% of the outstanding shares of FABP Bancshares common stock.

                                                   Shares Beneficially
Name                                                     Owned             Percent of Class
----                                                     -------           ----------------
Thomas B. Carter................................         131,088 (1)              8.4%
Matt Durney.....................................          99,005 (2)              6.3
H. Eugene Graves................................          90,000 (3)              5.7
Harold R. Hudson................................          79,332 (4)              5.1
Julian B. MacQueen..............................          97,083 (5)              6.2
Richard McAlpin.................................          90,500 (6)              5.8
H. Cary McCoy...................................          79,584 (7)              5.1
William Rankin..................................          55,350                  3.5
Ray Russenberger................................         100,666 (8)              6.4
Robert C. Sansing...............................          39,330 (9)              2.5
William Smart...................................          93,000 (10)             5.9
All directors and executive officers, as a group         968,827 (11)             61.6

     (1) Includes 1,698 shares held by Mr. Carter's wife, 60 shares held by Mr. Carter's daughter, 62,328 shares held jointly by Mr. Carter and his wife, and 2,100 shares subject to presently exercisable options. The business address of Mr. Carter is 33 West Garden Street, Pensacola, Florida 32522-7129.
     (2) The business address of Mr. Durney is 221 South Baylen Street, Pensacola, Florida 32501.
     (3) Owned jointly by Mr. Graves and his daughter. The business address of Mr. Graves is 310 John Gray Road, Pensacola, Florida 32505.
     (4) The business address of Mr. Hudson is 25 W. Cedar Street #304, Pensacola, Florida 32501.
     (5) Includes 34,658 shares owned jointly by Mr. MacQueen and his wife. The business address of Mr. MacQueen is 113 Baybridge Drive, Gulf Bridge, Florida 32561.

     (6) Includes 1,500 shares owned by M&W Investments Group, a Florida general partnership of which Mr. McAlpin is a partner. The business address of Mr. McAlpin is 200 E. Intendencia Street, Pensacola, Florida 32501.
     (7) Includes 13,000 shares held jointly by Mr. McCoy and his wife, 384 shares held by Mr. McCoy's wife, 4,650 shares held jointly by Mr. McCoy and his mother, and 1,850 shares subject to presently exercisable options. The business address of Mr. McCoy is 33 West Garden Street, Pensacola, Florida 32522-7129.
     (8) Includes 2,666 shares held jointly by Mr. Russenberger's wife and her mother. The business address of Mr. Russenberger is P.O. Box 120 63, Pensacola, Florida 32590.
     (9) Includes 5,058 shares held by Mr. Sansing as trustee for his children. The business address of Mr. Sansing is 6200 Pensacola Boulevard, Pensacola, Florida 32505.
     (10) Includes 55,800 shares owned by Mr. Smart's wife as trustee. The business address of Mr. Smart is 3901 West Madura Street, Gulf Breeze, Florida 37561.
     (11) Includes 6,710 shares subject to presently exercisable options.

                               REGULATORY MATTERS

General

     As a bank holding company, Synovus is subject to regulation under the Bank Holding Company Act of 1956, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System. Synovus' affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and, secondarily, by the FDIC and the Federal Reserve Board. Synovus' state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus' non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

     Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Under the laws of the State of Florida, FABP Bancshares may declare and pay dividends in cash or property unless it is insolvent or the payment would render it insolvent, or when the declaration and payment would be contrary to any restrictions contained in its Articles of Incorporation.

     The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary source of funds for FABP Bancshares' payment of dividends to its shareholders are dividends to FABP Bancshares from its banking affiliate, First American Bank of Pensacola. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and FABP Bancshares may pay. Under the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment:

     *    the ratio of Tier 1 capital to adjusted total assets is less than 6%;

     * the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net profits, after taxes but before dividends, for the previous calendar year; or

     * its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

     In general, the approval of the Alabama Banking Department and the Florida Banking Department is required if the total of all dividends declared by an Alabama or Florida bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's retained net income for the current year plus retained net income for the preceding two years.

     Some of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

     Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out at least one-third of prior year's earnings in cash dividends to its shareholders. Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $132.2 million during 2001 without obtaining regulatory approval.

Capital Requirements

     Synovus and FABP Bancshares are required to comply with the capital adequacy standards established by the Federal Reserve Board and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 Capital. The Federal Reserve Board also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 Capital consisting of certain short term subordinated debt. In addition, the Federal Reserve Board has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

     The Federal Reserve Board has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than- minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve Board of any specific minimum leverage ratio applicable to it.

     At June 30, 2001, Synovus' total capital ratio was 12.71%, its Tier 1 Capital ratio was 11.53% and its Tier 1 leverage ratio was 10.43%. Assuming the merger had been consummated on June 30, 2001, the total capital ratio of Synovus would have been 12.70%, its Tier 1 Capital ratio would have been 11.52% and its Tier 1 leverage ratio would have been 10.00%. Each of these ratios exceeds the current requirements under the Federal Reserve Board's capital guidelines.

     At June 30, 2001, FABP's total capital ratio was 12.39%, its Tier 1 Capital ratio was 11.20% and its Tier 1 leverage ratio was 8.82%. Each of these ratios exceeds the current requirements under the Federal Reserve Board's capital guidelines.

     Each of Synovus' and FABP Bancshares' banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of June 30, 2001.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action" below.

Commitments to Subsidiary Banks

     Under the Federal Reserve Board's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

     In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

     The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

        Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

     * Well Capitalized - an institution that has a total capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

     * Adequately Capitalized - an institution that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

     * Undercapitalized - an institution that has a total capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

     * Significantly Undercapitalized - an institution that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

     * Critically Undercapitalized - an institution whose tangible equity is not greater than 2% of total tangible assets.

     The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines
(1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.

     The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

        The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. See "Prompt Corrective Action" above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

     Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Gramm-Leach-Bliley Act

     On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.

     In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.

                                  LEGAL MATTERS

     The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this document, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.


                                     EXPERTS

     The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 incorporated in this document by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

     FABP Bancshares' board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

     Synovus' 2002 annual meeting of shareholders will be held in April 2002. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2002 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 15, 2001 to consider it for inclusion in the proxy statement for the 2002 annual meeting of shareholders.

     If the merger is not consummated, FABP Bancshares will inform its shareholders of the date and time of the 2002 annual meeting of shareholders of FABP Bancshares.

                       WHERE YOU CAN FIND MORE INFORMATION

     Synovus files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus files with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

     Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to FABP Bancshares shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this document does not contain all the information you can find in Synovus' registration statement or the exhibits to that registration statement.

     The SEC allows Synovus to "incorporate by reference" information into this document, which means that Synovus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

     This document incorporates by reference the documents set forth below that Synovus has previously filed with the SEC. These documents contain important information about Synovus and its business.

                     Synovus SEC Filings (File No. 1-10312)

     (1) Synovus' Annual Report on Form 10-K for the year ended December 31, 2000, as amended on April 26, 2001;

     (2) Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     (3) Synovus' Current Reports on Form 8-K dated April 19, 2001 and July 18, 2001;

     (4) the description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

     (5) the description of the shareholder rights plan of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

     Synovus also incorporates by reference additional documents that may be filed with the SEC between the date of this document and the consummation of the merger or termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Synovus has supplied all information contained or incorporated by reference in this document relating to Synovus and FABP Bancshares has supplied all information contained in this document relating to FABP Bancshares.

     You can obtain any of the documents incorporated by reference from Synovus, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Synovus at the following address:

                             Synovus Financial Corp.
                           901 Front Avenue, Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706) 649-2267

     If you would like to request documents, please do so by ___________, 2001 to receive them before the FABP Bancshares special meeting.

     You should rely only on the information contained or incorporated by reference in this document. Synovus and FABP Bancshares have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated __________, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

     Synovus and FABP Bancshares make forward-looking statements in this document, and Synovus makes such statements in its public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:

     * our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     * costs or difficulties relating to the integration of FABP Bancshares may be greater than expected;

     *    we lose more deposits, customers, or business than we expect;

     *    competition in the banking industry increases significantly;

     * our integration costs are higher than we expect or our operating costs after the merger are greater than we expect;

     *    the merger does not generate the synergies we expect;

     * technological changes and systems integration are harder to makeor more expensive than we expect;

     *    changes in the interest rate environment reduce our margins;

     *    general economic or business conditions are worse than we expect;

     * legislative or regulatory changes occur which adversely affect our business;

     *    changes occur in business conditions and inflation; and

     *    changes occur in the securities markets.

     Management of each of Synovus and FABP Bancshares believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus' and FABP Bancshares' ability to control or predict.


                         PRO FORMA FINANCIAL INFORMATION

     Pro forma financial information reflecting the acquisition of FABP Bancshares by Synvous is not presented in this document since the pro forma effect is not significant.

                                  Appendix "A"

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 28th day of June, 2001 (the "Plan" or the "Agreement") by and between SYNOVUS FINANCIAL CORP. ("Synovus") and FABP Bancshares, Inc. ("FABP").

                                    RECITALS:

         A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of May 31, 2001, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 290,563,055 shares were outstanding. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

         B. FABP. FABP has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in Pensacola, Florida. As of the date hereof, FABP has 5,000,000 authorized shares of common stock, par value $.001 per share ("FABP Common Stock"), of which 1,567,510 shares are outstanding as of the date hereof. All of the issued and outstanding shares of FABP Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. FABP has one wholly-owned banking Subsidiary, First American Bank of Pensacola, N.A. ("the Bank"). The Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

         C. Rights, Etc. Neither Synovus nor FABP has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except, in the case of Synovus, as described in its filings made with the Securities and Exchange Commission ("SEC") and except, in the case of FABP, as described in the audited financial statements of FABP for the year ended December 31, 2000 or its unaudited financial statements for the period ended March 31, 2001 or except as otherwise disclosed in the letter referred to in Article III below.

         D. Board Approvals. The respective Boards of Directors of Synovus and FABP have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of FABP, the Board of Directors has unanimously voted to recommend to its shareholders that the Plan be approved.

         E. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries, or in the case of FABP, its Subsidiary, in each case taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and FABP adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

         (A) Structure of the Merger. On the Effective Date (as defined in
Article VII), FABP will merge (the "Merger") with and into Synovus, with Synovus being the surviving corporation (the "Surviving Corporation") under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code ("Georgia Act") and the Florida Business Corporation Act ("Florida Act"). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

         Also on the Effective Date, the parties shall cause the Bank, a wholly-owned subsidiary of FABP, to be merged with and into Bank of Pensacola, a wholly-owned subsidiary of Synovus, with Bank of Pensacola as the resulting bank of the merger. After the merger certain of the former offices of the Bank will operate as branch offices of Bank of Pensacola.

         (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of FABP Common Stock issued and outstanding on the Effective Date (other than shares as to which dissenters' appraisal rights have been validly exercised and perfected and for which cash is payable pursuant to the Florida Act ("Dissenters' Shares")) shall be converted into and exchanged for shares of Synovus Common Stock, with the exact number of shares of Synovus Common Stock into which each such share of FABP Common Stock is to be converted to be determined in accordance with the conversion ratio table set forth in Appendix "A" attached hereto and made a part hereof ("Per Share Exchange Ratio"). As of the Effective Date, each share of FABP Common Stock held as treasury stock of FABP shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

         No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of FABP Common Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common

Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the fifth business day immediately preceding the Effective Date of the Merger.

         Each holder of FABP Common Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on June 28, 2001 in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide FABP with certified copies of such resolutions prior to the Effective Date.

         The shares of Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

         In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

         (C) Procedures. Certificates which represent shares of FABP Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.

         As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of FABP Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for certificates for shares of the Synovus Common Stock into which such shares of the FABP Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph I(B) hereof and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of FABP of shares of FABP Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to FABP or Synovus, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or FABP with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

         After the Effective Date, holders of FABP Common Stock shall cease to be, and shall have no rights as, stockholders of FABP, other than to receive shares of Synovus Common Stock into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until 90 days after the Effective Date, former shareholders of record of FABP shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective FABP Common Stock are converted regardless of whether such holders have exchanged their Certificates pursuant to the Plan.

         Notwithstanding the foregoing, neither Synovus nor FABP nor any other person shall be liable to any former holder of shares of FABP Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (D) Options. On the Effective Date, each option granted by FABP to purchase shares of FABP Common Stock, which is outstanding and unexercised immediately prior thereto, shall be converted automatically into an option to purchase shares of Synovus Common Stock in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

                  (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of FABP Common Stock subject to the original option multiplied by the Per Share Exchange Ratio, provided that any fractional share of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                  (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of FABP Common Stock under the original option divided by the Per Share Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

         Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase FABP Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase FABP Common Stock shall be granted.

                           II. ACTIONS PENDING MERGER

         (A) FABP and the Bank shall conduct their businesses only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of FABP Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of FABP Common Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of FABP other than normal and customary quarterly cash dividends in accordance with past practices; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of FABP or the Bank; (4) effect a split or reclassification of the capital stock of FABP or the Bank or a recapitalization of FABP or the Bank;
(5) amend the articles of incorporation, articles of association or bylaws of FABP or the Bank; (6) grant any increase in the salaries payable or to become payable by FABP or the Bank to any employee other than normal, annual salary increases to be made with regard to the employees of FABP or the Bank; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of FABP or the Bank, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate or materially modify or amend any contract, lease or other agreement with any officer or director of FABP or the Bank or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of their banking business; (9) incur or assume any liabilities, other than in the ordinary course of their banking business; (10) dispose of any of their assets or properties, other than in the ordinary course of their banking business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or the Bank with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and FABP shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiary to take any action not in the ordinary course of business of it and the Bank; or (13) directly or indirectly agree to take any of the foregoing actions.

         (B) Without the prior written consent of FABP, which consent will not be unreasonably withheld, Synovus will not: (1) declare, set aside or pay any cash dividend on its

Common Stock other than normal and customary quarterly cash dividends in accordance with Synovus' current dividend policy; or (2) take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

                       III. REPRESENTATIONS AND WARRANTIES

         Synovus hereby represents and warrants to FABP, and FABP represents and warrants to Synovus, that, except as previously disclosed in a letter of Synovus or FABP, respectively, of even date herewith delivered to the other party:

         (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V, hereof;

         (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. ss.55 in the case of a national bank Subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

         (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not as a whole have an adverse effect on the business, results of operations or financial condition of it or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole ("Material Adverse Effect") provided that "Material Adverse Effect" shall not be deemed to include: (1) the impact of changes in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes in generally accepted accounting principles applicable to banks and their holding companies) where such qualification is required to carry on its business as it is now being conducted, to own or lease all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) the shares of capital stock of each of its Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;

         (E) subject, in the case of FABP, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders and required regulatory approvals, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles involving specific performance or injunctive relief;

         (F) the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of FABP, both of which are referred to in Paragraph (A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) in the case of Synovus, since December 31, 1999, it has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the "SEC Reports,") each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. Synovus has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

         (H) in the case of FABP: (1) it has previously delivered to Synovus copies of the financial statements of FABP, and of the Bank, as of and for each of the years ended December 31, 1999 and 2000, and for the period ended March 31, 2001, and FABP shall deliver to

Synovus, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter of FABP and the Bank the additional financial statements of FABP and of the Bank (including, with respect to the Bank, call reports of the Bank) as of and for such subsequent calendar quarter (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of FABP" and the "Financial Statements of the Bank," respectively); and (2) each of the Financial Statements of FABP and each of the Financial Statements of the Bank (including the related notes), have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been and will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of FABP and the Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of FABP and each of the Financial Statements of the Bank (including the related notes) fairly present or will fairly present the financial position of FABP on a consolidated basis and the financial position of the Bank as of the respective dates thereof and fairly present or will fairly present the results of operation of FABP on a consolidated basis and the results of operations of the Bank for the respective periods therein set forth. FABP and the Bank have no material obligations (contingent or otherwise) except as disclosed in the FABP Financial Statements and the Bank Financial Statements.

         (I) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2000 or disclosed in the notes thereto;

         (J) there has not been the occurrence of one or more events, conditions, actions or states of facts which have caused a Material Adverse Effect with respect to it since December 31, 2000;

         (K) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that is reasonably likely to result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

         (L)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

         (M) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

         (N) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a "multi-employer plan", as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and
Part 6 of Subtitle B of Title I of ERISA;

         (O) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (P) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) or why the accountants' letter referred to in Paragraph (A)(10) of Article V cannot be obtained;

         (Q) in the case of Synovus, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2000 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies and, in the case of FABP, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2000 was, and its reserve for possible loan and lease losses as shown in its unaudited quarterly financial statements prepared for all quarters ending prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

         (R) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best of its knowledge, no suspension or cancellation of any of them is threatened;

         (S) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable, subject to no preemptive rights of any current or past shareholders and will be freely tradable and listed on the NYSE;

         (T) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

         (U) neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

         (V) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of FABP in the Merger (the "Registration Statement"); or (2) the proxy statement to be distributed in connection with FABP's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (W) (1) for purposes of this section, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or FABP as applicable, or any of their respective Subsidiaries.

                  (2) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

         (X) in the case of FABP, all securities issued by it (or any other person), convertible into FABP Common Stock shall, as a result and upon consummation of the Merger be convertible only into Synovus Common Stock.

                                  IV. COVENANTS

         Synovus hereby covenants to FABP, and FABP hereby covenants to Synovus, that:

         (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and, in the case of Synovus, the filing of the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan as soon as is reasonably practicable and cooperate fully with the other party hereto to that end;

         (B) in the case of FABP, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and by-laws; (3) recommend to its shareholders that they approve the Plan (unless such recommendation would constitute a breach of its fiduciary duties as determined in good faith after consultation with counsel); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

         (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

         (D) in the case of Synovus, it will advise FABP, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

         (F) subject to its disclosure obligations imposed by law, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

         (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

         (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

         (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Georgia Department of Banking and Finance ("Georgia Department"), the Florida Department of

Banking and Finance ("Florida Department") and the Federal Deposit Insurance Corporation ("FDIC"), and to such other regulatory agencies as required by law;

         (J) it will use its best efforts to cause the Merger to qualify for pooling of interests accounting treatment and to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

         (K) in the case of Synovus, it shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

         (L) in the case of Synovus, following the Effective Date, it shall provide generally to officers and employees of FABP and its Subsidiary employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, "Employee Benefits"), on terms and conditions which, when taken as a whole are:
(1) substantially similar to those currently provided by FABP and its Subsidiary; or (2) the same Employee Benefits as are provided to employees of Bank of Pensacola. With respect to Employee Benefits maintained by Synovus in which employees participate after the Effective Date, Synovus agrees: (1) to treat service by FABP employees following January 15, 1992 and prior to the Effective Date as service with Synovus for eligibility and vesting purposes only (with each employee's time of service during such period determined in accordance with the terms of the respective Employee Benefit plans of Synovus applicable to similarly situated Synovus employees); and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of FABP upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of Section 5000(b)(i) of the Code;

         (M) in the case of Synovus, it shall promptly furnish FABP with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger and, in the case of FABP, it will furnish to Synovus, promptly after the preparation and/or receipt by FABP thereof, copies of its unaudited monthly financial statements and shall furnish to Synovus, promptly after the preparation and/or receipt by FABP or the Bank, copies of all monthly financial statements of the Bank, and all call reports of the Bank for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Synovus, be treated for purposes of Paragraph (H) of
Article III hereof, as among the Financial Statements of FABP and Financial Statements of the Bank;

         (N) in the case of FABP, it shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of interests" treatment as described below) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the FABP shareholders meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FABP Common Stock held by such "affiliate" and the shares of Synovus Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Synovus Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and
(2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for "pooling-of-interests" accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The certificates of Synovus Common Stock issued to affiliates of FABP will bear an appropriate legend reflecting the foregoing. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Synovus and FABP within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

         (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

         (P) in the case of Synovus, it shall take no action which would cause the shareholders of FABP to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

         (Q) it shall take no action which would prevent the issuance of the accountants' letter referred to in Paragraph (A)(10) of Article V, including, in the case of FABP, the discretionary vesting of outstanding stock options;

         (R) in the case of FABP, it shall coordinate with Synovus the declaration of any dividends in respect of FABP Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FABP Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FABP Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

         (S) in the case of FABP, it will within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the banking facilities currently owned by FABP upon which FABP is conducting a banking business, which assessment shall meet the standards of ASTM E1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that FABP leases, and in addition, FABP agrees to conduct a phase one assessment of the leased properties if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify FABP in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on FABP. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on FABP, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given FABP good and valuable consideration for FABP's agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

         (T) in the case of FABP, prior to the Effective Date, it shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by FABP to provide for continued coverage of such insurance for a period of three years following the Effective Date with respect to matters occurring prior to the Effective Date;

         (U)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, for a period of three years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from FABP and its Subsidiary (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida law and by FABP's and the Bank's Articles of Incorporation, or Articles of Association, and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

              (2) Any Indemnified Party wishing to claim indemnification under Paragraph (U)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that

Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

         (V) in the case of Synovus, following the Effective Date, it shall cause to be paid to employees of FABP and the Bank amounts accrued for their benefit under FABP's Annual Cash Bonus Program prior to the Effective Date (Synovus agrees that, to the extent payments made pursuant to such Program are based on the results of operations of FABP or the Bank, such results of operations may be determined without giving effect to actions taken by FABP or the Bank following the date hereof at the request of Synovus or in order to comply with Paragraph (B)(6) of Article V); and

         (W) in the case of FABP, its shall vote its shares of capital stock of the Bank in favor of the merger of Bank with and into Bank of Pensacola and shall cause the Bank to execute a merger agreement with respect to such merger.

                          V. CONDITIONS TO CONSUMMATION

         (A) The respective obligations of Synovus and of FABP to effect the Merger shall be subject to the satisfaction on or prior to the Effective Date of the following conditions:

                  (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of FABP in accordance with applicable law and FABP shall have furnished to Synovus certified copies of resolutions duly adopted by FABP's shareholders evidencing the same;

                  (2) the procurement by Synovus and FABP of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department, the Florida Department and the FDIC;

                  (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and
(A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or FABP;

                  (4) the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the Plan;

                  (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

                  (8) each party shall have received an opinion ("Tax Opinion") from KPMG LLP, certified public accountants ("KPMG"), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or FABP as a result of the Merger; and (ii) no gain or loss will be recognized by the shareholders of FABP who exchange their shares of FABP Common Stock solely for shares of Synovus Common Stock pursuant to the Merger; and

                  (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chairman of the Board, or its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph
(A)(8) of this Article V.

         (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) each of the representations, warranties and covenants contained herein of FABP shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the Chief Executive Officer of FABP, dated the Effective Date, to such effect;

                  (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either FABP or the
Bank: (a) which, in the reasonable judgment of

Synovus, would have a Material Adverse Effect upon FABP or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

                  (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of FABP which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on FABP;

                  (4) Thomas B. Carter and H. Cary McCoy shall each have entered into a three-year employment agreement with Synovus, as proposed by Synovus and approved by Mr. Carter and Mr. McCoy, respectively, to become effective as of the Effective Date;

                  (5) on the Effective Date, the Bank will have a CAMEL rating of 1 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

                  (6) on the Effective Date, FABP will have a loan loss reserve of at least 1.30% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

                  (7) FABP shall have delivered to Synovus the environmental reports referenced in Paragraph (S) of Article IV;

                  (8) the results of any regulatory exam of FABP and its Subsidiary occurring between the date hereof and the Effective Date shall be satisfactory in Synovus' reasonable judgment;

                  (9) each of the officers and directors of FABP shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against FABP other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer and FABP shall have delivered a certificate to Synovus that it is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of FABP;

                  (10) the holders of less than 10% of the outstanding FABP Common Stock shall have exercised their right to dissent from the Merger; and

                  (11) Synovus shall have received a letter dated as of the Effective Date from KPMG, its independent certified public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment. Prior to the receipt of the letter, Synovus and FABP shall have received a letter from Mauldin & Jenkins LLP, FABP's certified public accountants, stating that FABP meets the criteria for pooling of interests accounting treatment.

         (C) The obligation of FABP to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and FABP shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

                  (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

                  (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of FABP, would have a Material Adverse Effect upon either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

                  (4) FABP shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of FABP, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of FABP, has or will have a Material Adverse Effect on Synovus; and

                  (5) FABP shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders.

                                 VI. TERMINATION

         (A) The Plan may be terminated prior to the Effective Date, either before or after its approval by the shareholders of FABP:

                  (1) by the mutual consent of Synovus and FABP, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (2) by Synovus or FABP if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in
Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

                  (3) by Synovus or FABP if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by December 31, 2001 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate; and

                  (4) by FABP, if the average closing price of Synovus Common Stock on the NYSE is below $25.00 per share for the 20 trading day period ending five business days prior to the shareholders' meeting called to vote on the Merger ("Measurement Period"). FABP shall have three business days after such time in which to make a determination to terminate this Agreement.

         (B) In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) FABP shall be entitled to a cash payment from Synovus for FABP's reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from FABP for Synovus' reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by FABP to satisfy any of its representations, warranties or covenants set forth herein.

                               VII. EFFECTIVE DATE

         The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and the Department of State of Florida approving the Merger.

                               VIII. OTHER MATTERS

         (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (S) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (B) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.

         (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefitted by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

         (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

         (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

         (E) Subject to Paragraph (B) of Article VI hereof, each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

         (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 201, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number (706)649-2342), with a copy to Ms. Kathleen Moates at the same address.

         If to FABP, to Mr. Thomas B. Carter, Chairman of the Board and Chief Executive Officer, of FABP, 33 West Garden Street, Pensacola, Florida 32522-7129 (Fax Number (805)435-8731) with a copy to Robert C. Schwartz, Smith, Gambrell & Russell, LLP, 1230

Peachtree Street N.E., Suite 3100, Promenade II, Atlanta, Georgia 30309-3592, (Fax Number 404/685-7058).

         (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

         (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (J) This Plan may not be assigned by any party hereto without the written consent of the other party.

         In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                  SYNOVUS FINANCIAL CORP.

                  By: /s/Thomas J. Prescott

                           Title: EVP & CFO


                  Attest: /s/Kathy Moates

                           Title: Assistant Secretary


                  FABP BANCSHARES, INC.

                  By: /s/ Thomas B. Carter

                           Title: Chairman /President


                  Attest: /s/H. Cary McCoy

                           Title: Secretary



FABP\AppendixA.doc

                                  Appendix "A"
                             Conversion Ratio Table


         The conversion ratio of shares of Synovus Common Stock for FABP Common Stock to be issued upon consummation of the Merger shall be computed using the following table:


Average of the Closing Prices Per
Share of Synovus Common Stock on                   Per Share Ratio of
the 20 Trading Days ending on the 5th           Conversion-Shares of Synovus
Business Day Before the FABP                       Common Stock To
Special Shareholders' Meeting                      FABP Common Stock
-------------------------------------           -----------------------------
         $33.00 and above                                1.9428
          32.50                                          1.9574
          32.00                                          1.9724
          31.50                                          1.9879
          31.00                                          2.0200
          30.50                                          2.0531
          30.00                                          2.0873
          29.50                                          2.1227
          29.00                                          2.1593
          28.50                                          2.1972
          28.00                                          2.2168
          27.50                                          2.2372
          27.00 or below                                 2.2582

         In the event the above-described average of the closing prices per share of Synovus Common Stock is greater than $27.00 per share but less than $33.00 per share, such conversion ratio shall be interpolated and arrived at in a manner consistent with this Table.

         The minimum conversion ratio of shares of Synovus Common Stock for shares of FABP Common Stock upon consummation of the Merger shall be 1.9428.

         The maximum conversion ratio of shares of Synovus Common Stock for shares of FABP Common Stock upon consummation of the Merger shall be 2.2582.

                                  Appendix "B"
                                Florida Statutes
                               Dissenters' Rights

607.1301 Dissenters' rights; definitions. -- The following definitions apply to ss. 607.1302 and 607.1320

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s.607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 Right of shareholders to dissent. --

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party:

               1.   If the shareholder is entitled to vote on the merger, or

               2. If the corporation is a subsidiary that is merged with its parent under s.607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s.607.1104;

         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s.607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

                                      B-1


         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

               1. Altering or abolishing any preemptive rights attached to any of his or her shares;

               2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

               3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

               4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

               5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

               6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

               7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2)      A shareholder dissenting from any amendment specified in paragraph
         (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

                                      B-2


(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 Procedure for exercise of dissenters' rights. --

(1)(a)   If a proposed corporate action creating dissenters' rights under s.
         607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss.607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

         1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

         2.       Not vote his or her shares in favor of the proposed action.
                  A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

   (b)   If proposed corporate action creating dissenters' rights under s.
         607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss.607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall

                                      B-3

         deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a)      Such demand is withdrawn as provided in this section;

         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence

                                      B-4

                  throughout such 12-month period, for the portion thereof during which it was in existence.


(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If

                                      B-5

         the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.


FABP\appendixB.doc


                                      B-6


[LOGO]
ROBINSON-HUMPHREY

                                  Appendix "C"
                                                              Investment Banking
                                  June 28, 2001


Board of Directors
FABP Bancshares, Inc.
33 West Garden Street
P.O. Box 17129
Pensacola, Florida 32522

Ladies and Gentlemen:

         We understand that FABP Bancshares, Inc. (the "Company") is considering a proposed sale of the Company to Synovus Financial Corp. ("Synovus") via a merger of the Company with and into Synovus (the "Proposed Transaction"). We understand that under the terms of the Proposed Transaction, Synovus will issue between 1.9428 and 2.2582 shares of Synovus common stock for each outstanding share of Company common stock (the "Exchange Ratio"), as described in more detail below. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger between the Company and Synovus, dated June 28, 2001 (the "Merger Agreement").

         The Exchange Ratio is based on a conversion table, which is set forth in Annex A to this letter. The conversion table establishes a range of Synovus shares to be received for each Company common share if the 20-day average closing price of the shares of Synovus common stock on the New York Stock Exchange is between $27.00 and $33.00 per share. Should the 20-day average closing price of Synovus common shares be below $27.00 or in excess of $33.00, the Exchange Ratio will become fixed. In addition, if the 20-day average closing price of Synovus common shares is below $25.00 per share, then the Company may terminate the transaction or accept the Exchange Ratio calculated according to the conversion table. Using the average closing price of the shares of Synovus common stock on the New York Stock Exchange for the 20 trading days ending on June 27, 2001 of approximately $30.43, the Exchange Ratio would equal 2.0585, which results in a per share purchase price equal to $64.43 per share of Company common stock (based on the closing price of Synovus common stock on June 27, 2001 of $31.30 per share).

         You have asked us whether, in our opinion, the Exchange Ratio in the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.

         In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and exhibits thereto; (2) certain publicly available information concerning the Company and Synovus which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; and (5) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the senior management personnel of the Company concerning its business, operations, assets, liabilities, present condition and future prospects and the potential strategic benefits expected by the senior management of the Company to result from a combination of the businesses of the Company and Synovus and undertook such other studies, analyses and investigations as we deemed appropriate.

                                      C-1

         We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to its future financial performance. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Merger Agreement and that the Proposed Transaction will be accounted for as a pooling-of-interests under generally accepted accounting principles and will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or Synovus or on the expected benefits of the Proposed Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or Synovus. We do not have any obligation to update or revise the opinion.

         We have been retained by the Board of Directors of the Company to act as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we and our affiliates may actively trade in the securities of Synovus for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Based upon and subject to the forgoing, we are of the opinion as of the date hereof that the Exchange Ratio in the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company. This opinion is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Proposed Transaction.

                     /s/ The Robinson-Humphrey Company, LLC

                       THE ROBINSON-HUMPHREY COMPANY, LLC

                                     Annex A
                                     -------

Average of the closing prices per
share of Synovus common stock on
the 20 trading days ending on the
5th business day prior to the
Company's special stockholders' meeting            Exchange Ratio
----------------------------------------     -----------------------------------
  $33.00 and above                                    1.9428
        32.50                                         1.9574
        32.00                                         1.9724
        31.50                                         1.9879
        31.00                                         2.0200
        30.50                                         2.0531
        30.00                                         2.0873
        29.50                                         2.1227
        29.00                                         2.1593
        28.50                                         2.1972
        28.00                                         2.2168
        27.50                                         2.2372
   27.00 or below                                     2.2582


                                      C-3

                                  Appendix "D"

KPMG[LOGO]
     Morgan Keegan Tower, Suite 900
     Fifty North Front Street
     Memphis, TN  38103


September 12, 2001


PRIVATE & CONFIDENTIAL
-----------------------

Board of Directors                                   Board of Directors
Synovus Financial Corp.                              FABP Bancshares, Inc.
P.O. Box 120                                         33 West Garden Street
Columbus, GA  31902                                  Pensacola, FL  32522-7129


Board Members:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain Federal income tax consequences relating to the merger of FABP Bancshares, Inc. ("FABP") with and into Synovus Financial Corp. ("Synovus"). Specifically, you have requested KPMG to opine that the form and substance of the merger of FABP with and into Synovus (the "Merger") constitutes a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter all section references are to the Code unless otherwise indicated) and that under the Code no gain or loss will be recognized by the shareholders of FABP upon receipt of the Synovus common stock in exchange for their FABP common stock upon consummation of the merger. All affected FABP common shareholders should consult their own tax advisors on these matters.

                                      FACTS
                                      ------

Synovus is a bank holding company organized and existing under the laws of Georgia and having its principal office in Muscogee County, Georgia. It has authorized 600,000,000 shares of $1.00 par value common stock of which 290,563,055 shares were outstanding at May 31, 2001. Synovus common stock is widely held, publicly traded, and is listed on the New York Stock Exchange.

Synovus common stock carries ten votes per share, unless the shares do not meet certain ownership tests, in which case each share is entitled to only one vote. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986, a holder of Synovus common stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock beneficially owned on the record date for any meeting of shareholders which: (1) has had the same beneficial owner since April 24, 1986; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;
(3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions

                                      D-1

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                        2
FABP Banchshares, Inc.


adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution, if the share as to which it was distributed has been held by the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares that are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). Synovus has no other class of stock authorized.

Effective April 27, 1999, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights ("poison pill rights"), i.e. rights to acquire the stock of Synovus or its successor.

Under the terms of the plan, holders of Synovus common stock received a poison pill right for each share of Synovus common stock held by them. A shareholder's ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 10% or more, of Synovus common stock by a corporation or individual (the "acquiring person") without the approval of the Synovus' Board of Directors.

In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15% or more of the outstanding shares of Synovus common stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. Additional, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 5, 2009.

                                      D-2

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                        3
FABP Banchshares, Inc.


Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of a poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

If, after the rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15% or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A "flip-over" event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.

FABP is a bank holding company organized and existing under the laws of Florida and having its principal office in Pensacola, Florida. FABP has authorized 5,000,000 shares of $.001 par value common stock of which 1,567,510 shares were outstanding as of May 31, 2001. There are no outstanding warrants, options, rights, calls, or other commitments of any nature to which any person could acquire stock in FABP that, if exercised or converted, would affect Synovus' acquisition or retention of control of FABP. There are no outstanding securities or debt obligations of FABP convertible into shares of FABP common stock.

First American Bank of Pensacola, N.A. (the "Bank"), is a wholly-owned subsidiary of FABP with its principal office in Pensacola, Florida.

                              PROPOSED TRANSACTION
                              --------------------

For what has been represented to be valid business purposes, Synovus and FABP want to combine their businesses. In order to reach that result, the following transaction is proposed:

1. Pursuant to the Agreement and Plan of Merger dated June 28, 2001, (referred to as the "Merger Agreement"), by and among Synovus and FABP, FABP will merge with and into Synovus in accordance with Georgia and Florida state law. Synovus will survive the merger and the separate corporate existence of FABP will cease.

2. Immediately after the Merger and pursuant to the Merger Agreement dated July 26, 2001, the separate corporate existence of the Bank will be merged into Bank of Pensacola, a wholly owned subsidiary of Synovus.

                                      D-3

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Synovus Financial Corp.                                                        4
FABP Banchshares, Inc.


3. As a result of the Merger and on its effective date, FABP shareholders will be entitled to receive from Synovus not less than 1.9428 shares nor more than 2.2582 shares of Synovus common stock for each of their shares of FABP common stock (the "Per Share Exchange Ratio").

4. No fractional shares of Synovus common stock will be issued in the Merger. Instead, FABP shareholders who would otherwise be entitled to a fractional share of Synovus common stock will be paid in cash for the fractional shares to be determined based upon the closing price per share of Synovus common stock on the NYSE on the fifth business day immediately preceding the effective date of the Merger.

5. Effective on the effective date of the Merger, Synovus will enter into employment agreements with certain key employees. The agreements will provide for key employees to continue to receive substantially the same base salary and benefits which they presently receive, and certain severance benefits and participation in various Synovus incentive, welfare and benefit plans.

The following assumptions of fact have been made in regard to the proposed merger (and they form an integral part of the opinions contained herein) each of which you have examined and agree with:

a) The fair market value of the Synovus common stock and cash to be received by each of the FABP shareholders pursuant to the Merger will be approximately equal, in each instance, to the fair market value of the FABP common stock exchanged therefore.

b) None of (i) Synovus, (ii) any member of Synovus' affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Synovus, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph has acquired or will acquire, in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly) any shares of Synovus common stock issued pursuant to the Merger for consideration other than Synovus common stock, except for repurchases, if any, by Synovus of a small percentage of its stock in the open market as part of any ongoing stock repurchase program not created or modified in any way in connection with the Merger. For purposes hereof, any entity described in (ii), (iii), or (iv) shall be referred to as a Synovus Related Party. An entity will be treated as a Synovus Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than FABP or any FABP Related Party) will be treated as a Synovus Related Party if the requisite relationship is created in connection with the Merger. A FABP Related Party means any corporation in which at least fifty percent (50%) of the

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Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                        5
FABP Banchshares, Inc.


         total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by FABP. Neither FABP nor any FABP Related Party has acquired or will acquire, in a transaction that may be considered in connection with the Merger, any shares of FABP capital stock. An entity will be treated as a FABP Related Party if the requisite relationship exists immediately before or immediately after the acquisition. In addition, any entity that is treated as a partnership for federal income tax purposes and as an owner that is a FABP Related Party will be treated as a FABP Related Party. Furthermore, no five percent or greater shareholder of FABP, and to the best of the knowledge of the management of FABP, none of the remaining shareholders of FABP has a plan or intention to sell, or otherwise dispose of, to Synovus or any person related
         (as defined in Treasury Reg. Section 1.368-1(e)(3)) to Synovus, any of the Synovus stock to be issued in the Merger, either directly or through any transaction, agreement, or arrangement with any other person.

c) Neither FABP nor any FABP Related Party has redeemed or acquired any FABP common stock prior to and in connection with the merger.

d) Synovus has no plan or intention to liquidate, to merge with and into another corporation, or to cause to sell or otherwise dispose of any assets of FABP acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

e) The liabilities of FABP assumed by Synovus and the liabilities to which the transferred assets of FABP are subject were incurred by FABP in the ordinary course of its business.

f) Following the Merger, Synovus will continue the historical business of FABP or use a significant portion of FABP's historical assets in a business.

g) Synovus and FABP, and the shareholders of FABP will each pay their own fees, expenses, and disbursements in connection with the Merger.

h) There is no intercorporate debt existing between Synovus, FABP, and the Bank that was issued, acquired, settled or will be settled at a discount.

i) No two parties to the Merger (i.e. Synovus and FABP) are investment companies within the meaning of such term as used in Section 368(a)(2)(F)(iii) and (iv).

j) Neither FABP, nor the Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of 368(a)(3)(A).

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                        6
FABP Banchshares, Inc.

k) On the effective date of the Merger, the fair market value of the assets of FABP transferred to Synovus will exceed the sum of the liabilities assumed by Synovus plus the amount of liabilities to which the transferred assets are subject.

l) None of the Synovus common stock being issued to the FABP shareholders will represent compensation for past or future services. The compensation to be paid to FABP directors, officers, and employees who are stockholders of FABP and who will be employed following the Merger will not be part of the consideration paid for their FABP common stock, but will be commensurate, in each instance, with past or future services.

m) All distributions made by FABP and the Bank prior to the Merger will be "regular, normal" distributions.

n) The maximum amount of cash to be paid in lieu of fractional shares of Synovus voting common stock will, in the aggregate, be less than one percent of the total consideration paid to the FABP shareholders in the Merger. The payment of cash in lieu of fractional shares of Synovus common stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

o)       No event has occurred which made the poison pill rights exercisable.

p) At the time of Merger, each option to purchase or other right with respect to shares of FABP common stock pursuant to stock options granted by FABP, which are outstanding at the time of Merger, whether or not exercisable, shall be converted into and become rights with respect to Synovus common stock, and Synovus shall assume each FABP option, in accordance with the terms of the FABP stock plan by which it is evidenced in substantially the same terms and conditions.

Scope of Opinion
----------------

The opinions expressed in this letter are rendered only with respect to the
---------------------------------------------------------------------------
specific matters discussed herein and we express no opinion with respect to any
-------------------------------------------------------------------------------
other legal, federal, or state income tax aspect of this transaction. Therefore,
--------------------------------------------------------------------------------
no inference should be drawn on any matter not expressly opined on.
------------------------------------------------------------------

The opinions contained herein are based on the facts, circumstances, and
-------------------------------------------------------------------------
assumptions stated above. If any of the above-stated facts, circumstances or
----------------------------------------------------------------------------
assumptions are not entirely complete or accurate, it is imperative that we be
------------------------------------------------------------------------------
informed immediately, as the incompleteness or inaccuracy could have a material
-------------------------------------------------------------------------------
effect on our conclusions and we have not independently verified each of the
----------------------------------------------------------------------------
above facts or assumptions.
---------------------------

In rendering our opinion, we are relying upon the relevant provisions of the
----------------------------------------------------------------------------
Code; the regulations thereunder; and judicial and administrative
-----------------------------------------------------------------
interpretations thereof, all of
-------------------------------

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                        7
FABP Banchshares, Inc.


which are subject to change or modification by subsequent legislative,
---------------------------------------------------------------------
regulatory, administrative or judicial decisions. Such change could be
----------------------------------------------------------------------
retroactive in effect and therefore could have an effect on our
---------------------------------------------------------------
conclusions. We undertake no responsibility to update our opinions in the event
-------------------------------------------------------------------------------
of any such change.
------------------

                                   DISCUSSION
                                   ----------

Merger

Classification as a reorganization
----------------------------------

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia. Treasury Regulation Section 1.368-2(b).

Requisite to all reorganizations under Section 368(a)(1) are a (1) valid business purpose; (2) continuity of the business enterprise under the modified corporate form; and (3) continuity of interest in the corporation surviving the merger. Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another. Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historical business or use a significant portion of the transferor corporation's historical business assets. Regulation Section 1.368-1(d)(2). This will be satisfied in this transaction as per representation "f" above.

The regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation Section 1.368-1(b) is satisfied if:

[T]here is continuing interest through stock ownership in the acquiring or transferee corporation.... on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation... which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation... which is, in the

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                        8
FABP Banchshares, Inc.

aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent definitive test of this revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less that 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. The Supreme Court in John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), 36-1 U.S.T.C. para 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B. 62. This requirement should be met in this transaction as per representation "b", above.

In addition to the foregoing, it has been represented as a fact that this transaction is being undertaken for a bona fide corporate business reason, thus satisfying the first requirement stated above.

The merger of FABP with and into Synovus will constitute a reorganization within the meaning of Section 368(a)(1)(A) provided that (1) the merger of FABP with and into Synovus qualified as a statutory merger under the applicable federal and state laws and is undertaken for a valid business purpose as stated in the above facts; (2) after the transaction Synovus continues the historical business of FABP; and (3) FABP shareholders exchange for Synovus common stock an amount of the FABP stock meeting the continuity of shareholder interest test. Synovus and FABP will each be "a party to a reorganization" within the meaning of
Section 368(b). As discussed above, each of the foregoing will be complied with in this transaction.

Federal income tax consequences to exchanging shareholders

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to a reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend,
Section 356(a)(2). No loss will be recognized on the exchange, Section 356(c).
Section 358 provides that, generally,

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                        9
FABP Banchshares, Inc.

shareholders are entitled to a carryover basis for stock received in a reorganization transaction qualifying under Section 354 or 356.

The FABP common shareholders will not recognize any gain or loss pursuant to
Section 354(a)(1) on the receipt solely of Synovus common stock in exchange for their FABP common stock. The tax basis which these FABP common shareholders will have in their newly received Synovus common stock will be the same as their tax basis in the FABP common stock immediately prior to the merger under Section 358(a), less any cash received in lieu of fractional shares, plus any gain recognized on the receipt of cash in lieu of fractional shares.

If the property received in an exchange (i.e., Synovus common stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

This tacking of the previous holding period applies only if the property exchanged (i.e., FABP common stock) was a capital asset in the taxpayer's hands at the time of the exchange, Section 1223(1). The status of the property as a capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her FABP common stock is a capital asset, then each FABP shareholder will be able to include his or her respective ownership period of the FABP common stock in determining the holding period of the Synovus common stock received in the proposed transaction.

Poison Pill Rights

The shares of Synovus common stock to be issued to the FABP shareholders entitle such shareholders to receive the poison pill rights which will become exercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from the Synovus common stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of the Synovus common stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently, the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                       10
FABP Banchshares, Inc.


rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, PLR 9040042, PLR 9120006, and PLR 199904013
(among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property which would give rise to current tax to the shareholders. The terms of the poison pill plan described in the ruling are comparable to the terms of the Synovus plan. This ruling is a published ruling, and therefore may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.

                                   CONCLUSION
                                   ----------

Based on the foregoing, it is the opinion of KPMG that:

1. The merger of FABP with and into Synovus, in accordance with Georgia and Florida state law, will be treated as a reorganization under Section 368(a)(1)(A), and that Synovus and FABP will each be a party to the reorganization as defined in Section 368(b).

2. No gain or loss will be recognized by the shareholders of FABP upon the receipt of the shares of Synovus voting common stock for their FABP common stock upon consummation of the Merger. The basis of the Synovus shares received by such FABP shareholders (including any fractional share to which they may be entitled) will be the same as the basis of the FABP common stock surrendered in the exchange. Provided that the FABP common stock was a capital asset in the shareholder's hands, the holding period of the Synovus common stock (including any fractional share to

Board of Directors                                                     9/13/2001
Synovus Financial Corp.                                                       11
FABP Banchshares, Inc.

     which they may be entitled) will include the holding period of the FABP stock.

3. The payment by Synovus of cash in lieu of fractional share interests in its common stock will, for federal income tax purposes, be treated as if Synovus actually issued the fractional share interests to the FABP common shareholders and then Synovus redeemed such fractional shares for cash. See Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected FABP common shareholder should consult their own tax advisor for the tax effect to them of such redemption (i.e. exchange treatment or dividend).

4. Based on the discussion above under Poison Pill Rights, it appears reasonable to conclude that the Synovus poison pill rights plan adopted on April 27, 1999, should be treated as an attribute of the Synovus common stock, a right that is inseparable from other rights inherent in the stock and does not constitute other property received by the FABP common shareholders in exchange for their FABP common stock. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event the Service ultimately establishes that such poison pill rights constitute other property, then the FABP shareholders, who realize gain on the exchange of their shares for Synovus common stock, will recognize such gain to the extent of the value of the poison pill rights received.

5. Where a FABP shareholder elects to receive cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her FABP stock subject to the provisions and limitations of
     Section 302 of the Code.

We are furnishing this opinion to you solely in connection with Section V(A)(8) of the Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

/s/KPMG

                                      D-11
                                     PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

         Item 20. Indemnification of Directors and Officers

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

     Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

     In accordance with Article VIII of the Company's Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

     Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

     The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

     The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Item 21. Exhibits and Financial Statement Schedules

         The following Exhibits are filed as part of this Registration
Statement:

Exhibit No.                Description

     2 Agreement and Plan of Merger is attached as Appendix "A" to the Proxy Statement/Prospectus included in this Registration Statement.

     4.1 Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

     4.2 Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 4.2 of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 31, 2000 (File No. 333-38232).

     4.3 Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.'s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

     5 Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Merger.

     8 Tax opinion of KPMG LLP regarding the tax consequences of the Merger to shareholders of FABP Bancshares Common Stock is attached as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

     23.1 The consent of KPMG LLP re: Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

     23.2 The consent of KPMG LLP regarding its tax opinion filed as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

     23.3 The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

     23.4 The consent of SunTrust Robinson Humphrey Equity Capital Markets (formerly The Robinson-Humphrey Company) regarding its opinion as to the fairness of the exchange ratio to be received by FABP Bancshares shareholders is contained in its opinion attached as Appendix "C" to the Proxy Statement/Prospectus included in the Registration Statement.

     24 Powers of Attorney contained on the signature pages of the Registration Statement.

     99.1 Form of Proxy

     99.2 Opinion of The Robinson-Humphrey Company (now SunTrust Robinson Humphrey Equity Capital Markets) as to the fairness of the exchange ratio to be received by FABP Bancshares' shareholders is attached as Appendix "C" to the Proxy Statement/Prospectus included in the Registration Statement.

     The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

     Item 22. Undertakings.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

acq\FABP\PartII.doc

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 9th day of October, 2001.


                                     SYNOVUS FINANCIAL CORP.
                                     (Registrant)

                                     By: /s/James H. Blanchard
                                        ---------------------------------------
                                        James H. Blanchard,
                                        Chairman of the Board and
                                        Principal Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Richard E. Anthony, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/William B. Turner                                    Date: October 9, 2001
---------------------------------------
William B. Turner,
Director and Chairman of
the Executive Committee


 /s/James H. Blanchard                                   Date: October 9, 2001
---------------------------------------
James H. Blanchard,
Chairman of the Board and
Principal Executive Officer

 /s/James D. Yancey                                      Date: October 9, 2001
---------------------------------------
James D. Yancey,
President and Director


 /s/Richard E. Anthony                                   Date: October 9, 2001
---------------------------------------
Richard E. Anthony,
Vice Chairman of the Board


 /s/Walter M. Deriso, Jr.                                Date: October 9, 2001
---------------------------------------
Walter M. Deriso, Jr.,
Vice Chairman of the Board


 /s/Elizabeth R. James                                   Date: October 9, 2001
---------------------------------------
Elizabeth R. James
Vice Chairman of the Board


 /s/Thomas J. Prescott                                   Date: October 9, 2001
---------------------------------------
Thomas J. Prescott,
Executive Vice President,
Principal Accounting and Financial Officer


 /s/Daniel P. Amos                                       Date: October 9, 2001
---------------------------------------
Daniel P. Amos,
Director


                                                         Date:
---------------------------------------
Joe E. Beverly,
Director


 /s/Richard Y. Bradley                                   Date: October 9, 2001
---------------------------------------
Richard Y. Bradley,
Director


                                                         Date:
---------------------------------------
C. Edward Floyd,
Director




                                                         Date:
---------------------------------------
Gardiner W. Garrard, Jr.,
Director


                                                         Date:
---------------------------------------
V. Nathaniel Hansford,
Director


                                                         Date:
---------------------------------------
Alfred W. Jones III,
Director


 /s/John P. Illges, III                                  Date: October 9, 2001
---------------------------------------
John P. Illges, III,
Director

 /s/Mason H. Lampton                                     Date: October 9, 2001
---------------------------------------
Mason H. Lampton,
Director


 /s/Elizabeth C. Ogie                                    Date: October 9, 2001
---------------------------------------
Elizabeth C. Ogie,
Director


 /s/H. Lynn Page                                         Date: October 9, 2001
---------------------------------------
H. Lynn Page,
Director


                                                         Date:
---------------------------------------
Robert V. Royall, Jr.,
Director


                                                         Date:
---------------------------------------
Melvin T. Stith,
Director

filings\snv\conf33.doc